6 Manor Parkway

Salem, New Hampshire 03079

September 18, 2009

To the Stockholders of Standex International Corporation:

You are cordially invited to attend the Annual Meeting of Stockholders of Standex International Corporation, which will be held at the Hilton Boston/Woburn Hotel, 2 Forbes Road, Woburn, Massachusetts 01810 in Salon AB, on Wednesday, October 28, 2009 at 11:00 a.m.

We hope that you will be able to attend the meeting.  If you do attend the meeting, you may vote your shares personally.  However, if you cannot do so, it is important that your shares be represented.  We urge you to read the proxy statement carefully, and to use the BLUE proxy card to vote for the Board of Directors’ recommended nominees by telephone or the Internet, or by signing, dating and returning the enclosed BLUE proxy card in the postage prepaid envelope provided.  Instructions are provided on the BLUE proxy card.

Pursuant to the procedures governing the meeting, shareholders will be requested to verify their status as stockholders or proxy holders prior to or during meeting attendance.

This booklet includes the Notice of Annual Meeting and the Proxy Statement, which contain information about the formal business to be acted on by the stockholders.  In addition, a presentation regarding the operations of your Company, and a questions and discussion period, will also take place.

Sincerely,

/s/ Roger L. Fix

Roger L. Fix

President/Chief Executive Officer

6 Manor Parkway

Salem, New Hampshire 03079

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Standex International Corporation (the “Company”) will be held at the Hilton Boston/Woburn Hotel, 2 Forbes Road, Woburn, Massachusetts 01801 in Salon AB, on Wednesday, October 28, 2009, at 11:00 am, local time for the following purposes:

1.

To fix the number of directors at nine and to elect three directors to hold office for three-year terms ending on the date of the Annual Meeting of Stockholders in 2012;

2.

To ratify the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending June 30, 2010; and

3.

To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Stockholders of record at the close of business on September 8, 2009 will be entitled to notice of and to vote at the meeting.  Pursuant to the procedures governing the meeting, shareholders will be requested to verify their status as stockholders or proxy holders prior to or during meeting attendance.

Please vote by proxy using any one of the following methods set forth on the BLUE card:

(a)

Use the toll free telephone number shown on the BLUE proxy card or voting instructions form (if you receive proxy materials from a broker or a bank);

(b)

Visit the Internet Web site at: https://www.proxyvotenow.com/sxi, or follow your broker’s instructions relative to Internet voting; or

(c)

Mark, date, sign and mail the BLUE proxy card in the prepaid envelope provided.

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR FEW SHARES YOU OWN.

You may also vote in person at the Annual Meeting if you so choose.  A ballot will be provided to you if you hold Company shares in your own name.  If you hold your shares through a bank or broker, (i.e., in “street name”) you must obtain a proxy from your bank or broker to vote the shares at the Annual Meeting.

By Order of the Board of Directors,

/s/  Deborah A. Rosen

Deborah A. Rosen, Secretary

September 18, 2009

Salem, New Hampshire

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON OCTOBER 28, 2009

THE PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT https://materials.proxyvote.com/standex.

STANDEX INTERNATIONAL CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

October 28, 2009

This Proxy Statement is being furnished on or about September 18, 2009, in connection with the solicitation of proxies by the Board of Directors of Standex International Corporation (the "Company”), for use at the Annual Meeting of Stockholders to be held on Wednesday, October 28, 2009.  The Board of Directors is recommending that you vote for the election of each of the individuals nominated by the Board of Directors and in favor of the other proposal set forth in the Notice of Meeting.

A quorum must be present to transact business at the Annual Meeting.  A quorum is the majority of the outstanding shares present (in person or by proxy) at the Annual Meeting.  The election of Directors will require the affirmative vote of a plurality of the shares of Common Stock voting, in person or by proxy, at the Annual Meeting.  The ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as independent auditors will require the affirmative vote of a majority of the shares of Common Stock of the Company voting on the proposal, in person or by proxy, at the Annual Meeting.  Stockholders may vote in favor of all nominees for Director, or withhold their votes as to all nominees or withhold their votes as to specific nominees.  With respect to the other proposal, stockholders should specify their choice on the enclosed form of proxy.

Abstentions and broker non-votes (i.e. when a broker or bank holding shares in “street name” is present at the meeting in person or by proxy, yet has no authority to vote on a particular proposal because the beneficial owner has not instructed the broker or bank how to vote, and the broker or bank has no discretionary voting power on its own) will be counted for quorum purposes, but will not be counted as votes in favor of any proposal.  Accordingly, abstentions and broker non-votes will have no effect on the voting of any matter that requires the affirmative vote of a certain percentage of the shares voting on a matter.

Under New York Stock Exchange rules, brokers and banks may vote in favor of Proposals 1 and 2 for shares they hold in “street name” on behalf of beneficial owners who have not issued specific voting instructions, since those Proposals are considered routine matters.

If you hold your shares in “street name,” simply follow the voting instructions you will receive from your bank or broker.

Any proxy may be revoked at any time before it is exercised by delivery of written notice to the Secretary of the Company or by executing a subsequent proxy.

The Board of Directors has fixed September 8, 2009 as the record date for the determination of stockholders entitled to vote at the Annual Meeting.  At the record date, there were outstanding and entitled to vote 12,402,026 shares of the Common Stock of the Company. Each share is entitled to one vote.

All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company’s directors and officers, without additional remuneration, may solicit proxies in person and by telecommunications.  Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in this regard.

To assure the presence in person or by proxy of the necessary quorum for holding the meeting, the Company has engaged the firm of Morrow & Co., Inc. to assist in soliciting proxies by mail, telephone, facsimile and personal interview for a fee estimated at approximately $5,500 plus disbursements.  The Company pays this expense.

PROPOSAL 1 -- ELECTION OF DIRECTORS

Nominees Recommended by the Board of Directors

As Proposal 1 for the Annual Meeting, shareholders are asked to consider and vote upon the election of the three nominees listed below for a three-year term.  Shareholders are asked to fix the number of directors at nine and to elect as directors Charles H. Cannon, Jr., Gerald Fickenscher and Edward J. Trainor for a three-year term expiring in 2012, unless authority to vote for the election of directors is withheld by marking the proxy to that effect.  No proxy can be voted for a greater number of persons than the three nominees named below.

In the event that any nominee for election should become unavailable, the person acting under the proxy may vote for the election of a substitute.  Management has no reason to believe that any nominee will become unavailable.

The three nominees recommended by the Board of Directors, each of which are independent, (as defined by the New York Stock Exchange), provide a depth and breadth of knowledge and experience in diversified manufacturing.  Each nominee has demonstrated a meaningful commitment to the Company and has shown sound business judgment, guiding the Company during the recent global economic challenges.

Information about each director, and Board-recommended nominee for director, at July 31, 2009 follows.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE.

Nominees for Directors For Terms Expiring in 2012	Principal Occupation During Past Five Years And Certain other Directorships
Charles H. Cannon, Jr. Director Since 2004 Age 57

Chairman/CEO, JBT (John Bean Technologies) Corporation (a designer and manufacturer of systems and products for the food technology, military and air transportation industries) since August, 2008, Senior Vice President of FMC Technologies, Inc. (a manufacturer of systems and products for the energy, food processing and air transportation industries) from march 2004 to July, 2008, prior thereto Vice President of FMC Technologies, Inc. from February, 2001 through February, 2004.

Director of JBT Corporation

Gerald H. Fickenscher Director Since 2004 Page 66	Vice President – Europe, Middle East and Africa, Crompton Corporation (a specialty chemicals company) from 1994 through September, 2003, when he retired.
Edward J. Trainor Director Since 1994 Age 69

Chairman of the Board of Directors of the Company since December 2001; prior thereto, Chief Executive Officer of the Company from July 1995 to December, 2002 and President of the Company from July 1994 to December 2001.

Director of Mestek, Inc.

Director of  Omega Flex, Inc. (NASDAQ)

Nominees for Directors For Terms Expiring in 2010	Principal Occupation During Past Five Years And Certain other Directorships
William R. Fenoglio Director Since 1997 Age 70	President and CEO of Augat, Inc. (a manufacturer of electronic components) from 1994 through 1996.
H. Nicholas Muller, III, Ph.D. Directors Since 1984 Age 70	President and CEO of The Frank Lloyd Wright Foundation (a foundation promoting the work of Frank Lloyd Wright) from May, 1996 through March 2002.
Deborah A. Rosen Director Since 2001 Age 54

Chief Legal Officer of the Company since October 2001; Vice President of the Company since July 1999; General Counsel of the Company from January 1998 to October 2001; Secretary of the Company since October 1997.

Nominees for Directors For Terms Expiring in 2011	Principal Occupation During Past Five Years And Certain other Directorships
Thomas E. Chorman Director Since 2004 Age 55

Principal and CEO of Foam Partners, LLC (a fabricator of polyurethane foam products) from June, 2006 to the present; Partner and President of Boomer Capital (a leadership consulting and career placement service) from June, 2007 to the present.  Prior thereto, President/Chief Executive Officer of Foamex International, Inc. (a manufacturer of comfort cushioning for the furnishings and automotive markets) from September, 2001 through June, 2006.

During Mr. Chorman's tenure as President/CEO of Foamex, record raw material costs and the maturity of legacy debt forced a voluntary Chapter 11 filing in September, 2005, for U. S. operations in order to facilitate the implementation of restructuring initiatives.  On February 12, 2007, Foamex emerged from bankruptcy, paying 100 cents on the dollar to all creditors.

Director of Symmetry Medical.

Daniel B. Hogan, J.D. Ph.D. Director Since 1983 Age 66

Executive Director, Passim Folk Music & Cultural Center (a nonprofit arts organization dedicated to the cultivation and preservation of folk music) since July, 2008; Interim Executive Director, Passim Folk Music & Cultural Center, September –December, 2007; prior thereto Executive Director, Fathers and Families (a nonprofit organization advocating shared parenting) from February, 2006 to July, 2007;  Managing Director, Fathers and Families from October, 2003 to January, 2006.

Roger L. Fix Director Since 2001 Age 56	Chief Executive Officer of the Company since January, 2003; President of the Company since December, 2001. Director of Flowserve Corporation.

4

Determination of Independence

In July, 2003, the Board of Directors adopted Corporate Governance Guidelines, which are available under the heading “Corporate Governance” on the Company’s web site at www.standex.com.  Under these Guidelines, the Board requires that at least a majority of directors be “independent” as defined by the New York Stock Exchange (“NYSE”) listing standards.  Pursuant to the NYSE standards, the Board annually undertakes an analysis of “independence” as the criteria apply to each director and nominee for director.

The NYSE rules require that, in order to be considered independent, each director or nominee have no material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company), nor may any director or nominee have any prohibited relationships, such as certain employment relationships with the Company, its independent auditor or another organization in business with the Company.

The Board has affirmatively determined that the following directors are independent:  Messrs. Cannon, Chorman, Fenoglio, Fickenscher, Hogan, Muller and Trainor.

In assessing Mr. Hogan’s independence, the Board considered that Mr. Hogan is the son of Daniel E. Hogan, who was a co-founder of the Company and served in various capacities with the Company (including terms as President and CEO) through 1985.  Daniel E. Hogan served as a consultant to the Company from 1985 until his death in 1991.  The Board determined that this familial relationship between Director Daniel B. Hogan, who has never been employed by the Company, and Company co-founder Daniel E. Hogan did not create a relationship between Director Hogan and the Company which in any way compromised the exercise of his disinterested and independent judgment as a director, and thus concluded that he is independent within the meaning of the NYSE rules.

The remaining Board members, Mr. Fix and Ms. Rosen, were determined by the Board not to be independent due to their status as currently employed executives of the Company.

The Board will continue to monitor all of its members’ activities on an ongoing basis to insure the independence of a majority of the Company’s directors.

Certain Relationships and Related Transactions

The Company monitors any transaction between the Company and its directors, executive officers, greater than 5% beneficial owners and their respective immediate family members, where the amount involved exceeds or is expected to exceed $120,000 during the fiscal year.  Annual questionnaires inquiring about any potential transaction are completed and submitted to the Chief Legal Officer of the Company.  There were no transactions during the fiscal year with any related person, promoter or control person that are required to be disclosed or reported under applicable SEC and NYSE rules.

In addition, the Company's Code of Conduct requires all officers, directors and employees to avoid engaging in any activity that might create a conflict of interest.  All individuals are required to report any proposed transaction that might reasonably be perceived as conflicting with the Company's interest to their supervisor and/or the Chief Legal Officer.

4

STOCK OWNERSHIP IN THE COMPANY

Stock Ownership by Directors, Nominees for Director and Executive Officers

The following table sets forth information regarding beneficial ownership of the Company’s Common Stock as of August 24, 2009 of each director, each nominee for re-election, each executive officer named in the Summary Compensation Table and all directors and executive officers of the Company as a group:

	Beneficial Ownership (1)
Name	No. of Shares	Percent of Outstanding Common Stock

John Abbott	36,022 (2)	**
Thomas D. DeByle	10,009	**
Charles F. Cannon	23,513	**
Thomas E. Chorman	5,218	**
William R. Fenoglio	13,113 (2)	**
Gerald H. Fickenscher	5,863	**
Roger L. Fix	170,641 (3)	1.4
Daniel B. Hogan, Ph.D.	9,866	**
James L. Mettling	15,560	**
H. Nicholas Muller, III, Ph.D.	14,469	**
Deborah A. Rosen	35,721 (3)	**
Edward J. Trainor	18,398 (3)	**

All Directors and Executive Officers As a Group (15 Persons)	358,711	2.9

____________________________

**

Less than 1% of outstanding Common Stock.

(1)

As used herein, “beneficial ownership” means the sole or shared power to vote, and/or the sole or shared investment power with respect to shares of Common Stock.  The directors have sole voting and investment power with respect to the shares shown as beneficially owned by them except for 5,267 shares for Mr. Mettling, which are jointly held with his spouse.

(2)

The number includes 7,800 shares held in a revocable trust, of which Mr. Abbott is the sole trustee, held for the benefit of Mr. Abbott, his spouse and their children.  Mr. Fenoglio’s holdings reflect 5,895 shares held in a revocable trust, of which he is the sole trustee.

(3)

The numbers listed include estimates of the shares held in the Employees’ Stock Ownership (“ESOP”) portion of the Standex Retirement Savings Plan at June 30, 2009, which are vested to the accounts of Messrs. Fix, Mettling, Trainor and Ms. Rosen.  These individuals have voting power over the shares allocated to them in this Plan.  The number of ESOP shares included above may differ slightly from the ESOP shares reported on Form 4s and filed with the Securities and Exchange Commission, due to the Company’s adoption in April 2002 of unitized accounting for the ESOP, under which each participant is allocated a number of units (comprised of Company shares plus between 0% and 3% of their ESOP investment in cash), rather than a defined number of Company ESOP shares.

The numbers also include the following shares which are capable of being purchased by exercise of stock options or will be converted from restricted stock units into shares of common stock within 60 days of August 24, 2009:  Mr. Fix (34,537); Ms. Rosen (11,637); Mr. Abbott (6,300); and Mr. Mettling (2,549).

________________________________

Stock Ownership of Certain Beneficial Owners

The table below sets forth each stockholder who, based on public filings, is known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company as of July 31, 2009.

	Beneficial Ownership (1)
Name and Address Of Beneficial Owner	Percent of No. of Shares	Outstanding Common Stock

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee cave Road Austin, TX 78746	977,185 (1)	7.81%

____________________________

(1)

Dimensional Fund Advisors LP is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940.  Its beneficial ownership is set forth in its most recent statement on Schedule 13G/A, filed on February 9, 2009 for the period ending December 31, 2008.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Operation of Executive Compensation Program

Under its charter, which can be accessed at www.standex.com, the Compensation Committee of the Board of Directors (the "Committee"), which is comprised of three "independent" directors of the Company, as such term is defined under the applicable rules of the New York Stock Exchange, is responsible for establishing, overseeing, amending and administering the Company's executive compensation program.  It is specifically responsible for establishing and approving all elements of the compensation provided to the "named executive officers" of the Company, who for fiscal 2009 are as follows:

Roger L. Fix	President and Chief Executive Officer
Thomas D. DeByle	Vice President, Chief Financial Officer and Treasurer
Deborah A. Rosen	Vice President, Secretary and Chief Legal Officer
John Abbott	Group Vice President, Food Service Equipment Group
James L. Mettling	Vice President of Human Resources

The Committee is responsible for insuring that the executive compensation program is effective in attracting, retaining and motivating qualified executive talent.  In meeting this responsibility, the Committee continuously examines the elements of the program to satisfy itself that the goals of the program are being met.  The Committee is assisted in its efforts by members of the Company’s management, in particular Messrs. Fix and Mettling, and by Watson Wyatt, an independent compensation and benefits consulting firm which has been retained by the Committee to provide executive compensation consulting services.  The services provided by Watson Wyatt to the Committee consist of advising on the competitiveness of the Company’s executive compensation program and the effectiveness of the program in meeting the goals established for it, assisting in determining whether the compensation levels for particular executives are competitive, and providing general information regarding trends in executive compensation that may be relevant to the Committee.  Similar assistance is provided by Watson Wyatt with respect to the compensation of directors.  Watson Wyatt also performs actuarial and related work for the Company, primarily with respect to the Company’s defined benefit pension plans.  The views of Messrs. Fix and Mettling are sought with respect to the effectiveness of the program, especially with regard to its motivational effects on the Company’s executives.

The Committee is also charged with evaluating the performance of Mr. Fix as chief executive officer, and setting his compensation level.  In fulfilling this role, the Committee conducts a detailed review of his performance, and discusses its conclusions with the full Board of Directors.  As a key part of its analysis, the Committee asks Mr. Fix to summarize his key achievements against a written set of objectives approved by the Committee, and meets directly with Mr. Fix to discuss that summary.

Principles of Executive Compensation Program

The overriding objectives of the executive compensation program are (1) to provide a total compensation package which is at a level sufficient to attract and retain executives of a caliber necessary to manage a dynamic company with a diverse set of businesses that serve different markets and are subject to differing challenges, and (2) to structure the program such that executives will have a strong incentive to meet specific financial and strategic performance goals established by the Committee for each fiscal year, and will specifically have a significant portion of their total compensation tied to the actual performance of the Company or the business units of the Company which they head.

With respect to these objectives, the Committee seeks to provide compensation, both in total and with respect to each separate component (the components are (1) base salary, (2) annual incentive compensation payable partly in cash and partly in restricted stock, and (3) long-term incentive compensation, payable partly in time-based restricted stock and partly in a number of shares of stock determined by Company performance relative to pre-established goals set by the Committee) that is sufficient to attract and retain the necessary level of executive talent.  These components of total compensation have not changed since 2003, when the Committee began granting shares of time-based restricted stock rather than stock options.  The Committee believes that the program has been successful both in retaining its executives (Ms. Rosen and Mr. Mettling have over 20 years of service with the Company and over ten years of experience as heads of their respective functions, and Mr. Fix has been in his position for nearly eight years) and in attracting executives of the caliber of Messrs. DeByle and Abbott, both of whom have joined the Company over the past three years.

To meet these objectives, the Committee utilizes data provided by Watson Wyatt to establish each of the three components of compensation.  Watson Wyatt maintains two broad-based surveys (the Watson Wyatt Data Services Survey Report on Top Management Compensation and the Mercer Executive Benchmark Data Base – Executive Positions) from which they choose durable goods manufacturing companies with the appropriate revenues in comparison with the Company.  Watson Wyatt then establishes the 25th, 50th and 75th market percentile for each executive in all three compensation components.  The Committee targets the 50th percentile for base salary and annual incentive and allows above average long term incentive payouts if the Company exceeds the targets set by the Committee.

The executive compensation program has been structured by the Committee so that a substantial portion of the target compensation of each named executive for any one year is based on the performance of the Company, and that of the performance-based compensation, over half is payable in shares of Company stock, if the pre-established performance targets are met.  This reflects the Committee's belief that a significant portion of an executive's compensation should vary depending upon the performance of the Company, and should be payable in Company stock, so as to closely align the interests of executives with those of the Company's shareholders.  The Committee also believes that the percentage of an executive’s compensation which is based on the performance of the Company and the portion which is stock based should increase as the executive’s responsibility and direct ability to affect the performance of the Company increases.

Executives also participate in the same benefit plans as are provided to most salaried employees of the Company, except that only a small number of highly-compensated employees (for 2009, those with compensation in excess of $245,000), including the named executives, participate in the Supplemental Retirement Plan (see the section headed “Pension Benefits” on page 25 of this proxy statement) and the non-qualified Deferred Compensation Plan (See the section headed “Standex Deferred Compensation Plan” on page 23 of this proxy statement).  In addition to providing retirement income through defined benefit pension plans, (which have been frozen effective December 31, 2007) and a 401(k) plan, the Company also offers life insurance, medical, dental, and long-term disability benefits.  Executives also receive a limited number of perquisites that are not provided to salaried employees generally.  These benefits and perquisites are more fully described in the section of this analysis headed “Perquisites and Other Benefits.”

The named executives are covered by employment agreements, which provide for specified severance payments in the event of involuntary termination of employment while the subject agreement is in effect, both before and after a change in control of the Company, and which provide for specified payments in the event of resignation for certain identified reasons following a change in control.  A fuller description of the provisions of the employment agreements is contained in the subsection of this analysis entitled “Employment Agreements."

What follows is a more detailed description of each of the components of the executive compensation program provided to the named executives of the Company.

Elements of Executive Compensation Program

Base Salary

The Company provides a base salary to each of its named executives which is targeted to be at approximately the median of the base salaries of the companies described in the Watson Wyatt and Mercer surveys described above (the “Survey Data”), which are reviewed periodically by the Committee.  The percentage of an executive’s total compensation which consists of base salary is lower as an executive’s responsibility and ability to affect the overall performance of the Company increases.  In that regard, the percentage of Mr. Fix’s total compensation which is represented by base salary is lower than for the other named executives.  In determining an executive’s level of base salary, the Committee takes into account experience, level of responsibility, future potential, specific accomplishments, internal equity and similar factors deemed relevant by the Committee.  The Committee may establish the base salary of an executive who is new in his or her position at a relatively low level and increase it over time by amounts greater than the increases granted to other executives, as the executive achieves expectations and gains experience in the position.

Increases in base salary reflect the Company’s overall wage increase budget.  The budget is established after a review of the rate of increases throughout the broad range of durable goods manufacturing companies which comprise the Survey Data.  For fiscal year 2009, increases of 3.5 percent were granted to the named executives of the Company effective October 1, 2008.  In December, 2008, the Company, in response to recessionary economic conditions, announced a freeze on base compensation for all salaried employees of the Company, including the named executives, for calendar year 2009.

The Committee has not generally used base salary as a principal method of rewarding executives for their performance.  The Committee believes that its performance-based incentive compensation program provides executives with the opportunity for substantial rewards for achieving goals that are indicators of successful performance, and have tended to rely more on those programs than on base salary adjustments to reward executives for their individual performance.

Annual Incentive Bonus

Executives may receive annual bonuses based upon the financial performance of the Company (or the business unit headed by an executive whose primary responsibilities are at the divisional rather than the corporate level) during a particular fiscal year, and their success in meeting strategic goals established by the Committee at the beginning of the fiscal year.  Each year, a percentage of the executive’s base salary is set by the Committee as a target bonus amount.  In establishing the targets, the Committee approximates the median annual bonus target contained in the Survey Data.  For fiscal 2009, the target bonus amount for Mr. Fix was set at 75 percent of his base salary, while for the other named executives, the target was 55 percent of base salary for Mr. Abbott, 50 percent for Mr. DeByle and Ms. Rosen and 30 percent for Mr. Mettling.

The financial and strategic performance goals used to determine the amount, if any, of annual incentive bonus are approved by the Committee, working in close conjunction with management.  They are set using what the Company calls a “Balanced Performance Plan,” or “BPP,” process.  Under this process, management and the Committee determine at the beginning of each fiscal year the key financial goals of the Company (or a division of the Company, where applicable) for the year, and the key strategic goals applicable to each executive.  The percentage of target bonus that an executive actually receives depends upon the performance of the Company or relevant division when measured against these goals, and the executive’s performance against the applicable strategic goals.

For fiscal 2009, three financial and four strategic goals were established, and a portion of the target bonus is attributable to each goal.  For fiscal 2009, the financial goals for corporate executives were the achievement by the Company of targeted levels of (1) annual sales, (2) diluted earnings per share, and (3) cash flow from continuing operations.  While these three goals were unchanged from those of the previous year, the Committee, before approving them, made a specific determination that they represent financial objectives that correlate to the creation of shareholder value.

A change was made in establishing the strategic goals for fiscal year 2009.  In prior years, the strategic goals for all corporate executives were the same, and were tied to the strategic goals of the Company.  However, the Committee concluded that it would be more appropriate for fiscal 2009 that separate strategic goals be established for the chief financial, legal and human resources officers, which were tied to the performance of the functional units which they head, and which support the strategic goals of the Company.  The Company also concluded that as in the past, the strategic goals for the heads of business units (such as Mr. Abbott, Group Vice President, Food Service Equipment Group) should be tied to the strategic goals of the applicable business unit.

For Mr. Fix, the four strategic goals established by the Committee were (1) the expansion of the Company’s presence in the Asia/Pacific region, (2) the design of a new key management development program, (3) making further progress in the development of a purchasing infrastructure that results in a measurable ongoing savings in procurement costs, and (4) the successful and timely completion of restructuring activities that were identified for fiscal 2009.

For the three named executive officers who head corporate staff functions, strategic goals were established which were tied generally to the completion of initiatives that would improve productivity and significantly lower the cost structures of the departments which they head, resulting in better processes and reduced corporate costs.

As part of establishing appropriate financial and strategic goals, the Committee determines what percentage of the target bonus to allocate to the attainment of the financial goals, and what percentage to the strategic goals.  The Committee determined that for fiscal 2009, 60 percent of an executive’s target bonus should be tied to the achievement of the financial performance goals, and 40 percent should be tied to meeting the strategic goals.  If actual financial performance varies from the targeted goals, the executive’s bonus will vary up or down from the target amount.  In no event will the amount of the bonus attributable to meeting the strategic goals exceed the target amount.  This weighting is a reflection of the balance that the Committee considered appropriate between the achievement of specific one-year financial goals and the satisfaction during the year of objectives that have a less direct impact on the immediate financial performance of the Company, but are important to its longer-term success.  The balance is consistent with what has been in place in recent years, and reflects the Committee’s conclusion that this balance remains correct, when the entire executive compensation program is considered.

In differentiating among the three financial performance goals, the Committee determined that achieving a specified level of earnings per share was the Company’s most important financial objective, and allocated 25 percent of the target bonus to that performance goal.  15 percent of the target bonus was allocated to sales growth, and 20 percent was allocated to achieving a specified level of operating cash flow.  The weighting reflects the Committee’s continuing belief that actual financial performance as demonstrated by earnings per share and, to only a slightly lesser extent, operating cash flow, is the most important of the Company’s performance measures.  Sales remained as the third measure of the Company’s financial performance because of a belief that increasing the size and market penetration of the Company’s operating units will correlate to improved financial performance and the creation of shareholder value.  Among the strategic goals, the Committee weighted each approximately equally for each executive, as each was deemed to have approximately the same impact on the Company’s success as each other goal.

Having established a target bonus for each executive, and the performance goals to be reached for the targeted bonus amount to be paid, the Committee then determined "threshold," "target" and "superior" performance levels for the financial goals for minimum, target and maximum bonus amounts, respectively, to be paid.  For each executive, the threshold bonus amount was set at 50 percent of the target bonus amount, and the superior bonus amount was set at 183 percent of the target bonus amount.  With respect to the strategic goals, the Committee establishes a target amount that will be paid if the goals are fully met.  If any of the strategic goals are determined by the Committee to have been partially met, the Committee has the ability to grant partial credit with respect to that goal.  No amount greater than the target amount shall be paid with respect to any of the strategic goals.

For fiscal 2009, the threshold, target and superior performance goals and the actual result for each of the financial objectives set out in the corporate BPP were as set forth below.

PERFORMANCE LEVELS

Goal	Weighting	Threshold	Target	Superior	Actual Results

Achieve $705 million in Sales	15%	$670 M	$705 M	$730 M	$607 M
Achieve $1.68/share Diluted Earnings from Continuing Operations	25%	$1.50	$1.68	$1.78	$1.46
Achieve Operating Cash Flow of $37.2 million from Continuing Operations	20%	$28 M	$32.8 M	$36.5 M	$63.9 M

The BPP process for divisional executives is the same as that for corporate executives, except that the financial and strategic goals established for them are tied directly to the objectives of the divisions which they head.  For fiscal 2009, the financial goals set for the Food Service Equipment Group, which the bonus for Mr. Abbott was based upon, were the achievement of specified threshold, target and superior performance levels of annual sales ($375, $395 and $413 million, respectively), earnings before interest and taxes, or EBIT ($30.5, $34 and $37.5 million, respectively), and operating cash flow ($28, $32 and $35.5 million, respectively).  The strategic goals for the Group, all of which were weighted equally, were achieving $3 million of raw material, freight and value engineering cost savings, and the development and implementation of several initiatives designed to reduce the Group’s overall cost of production and broaden the markets served by the Group.

Target financial performance levels are directly tied to the fiscal year budget that is reviewed and approved by the Board of Directors.  Threshold and superior performance targets are then determined by the Committee based upon the target amounts.  In establishing the threshold and superior performance levels, the Committee sets the threshold performance level high enough so that achieving it is by no means guaranteed and sets the superior performance level high enough so that achieving it is difficult and would represent an outstanding accomplishment, if met.  The determination of whether these considerations have been met is made after discussions between the Committee and Mr. Fix, and after the Board of Directors has reviewed in detail the results for the previous year and has discussed and adopted the budget for the upcoming year.  The competitiveness of these broad parameters is reviewed from time to time with Watson Wyatt.  The Committee adjusts the financial results for bonus determination purposes to exclude any discontinued operations, to reflect any changes in accounting principles that were not factored into the original financial forecasts for the fiscal year, and to account for any other special charges that are identified at the beginning of a fiscal year.

Beginning in the second quarter of fiscal 2009, sales at nearly all of the Company’s business units declined significantly as the national and global economic recession took hold.  Management refocused much of its efforts to responding rapidly to the recession through the implementation of aggressive cost reductions and initiatives to increase cash flow.  These cost reduction initiatives included a 25 percent reduction of the Company’s U. S.-based workforce over a period of less than three months, acceleration of earlier plans to close and consolidate a number of manufacturing plants, a Company-wide freeze on the base compensation of all non-union employees, the cessation of all Company contributions to the Company’s defined contribution savings and retirement plans, and accelerated efforts to reduce procurement costs and improve productivity throughout the Company.  As a complement to those measures, and as a matter of internal equity, management has recommended to the Committee that no annual incentive bonuses be paid to any plan participants, including the named executive officers, even if certain of the financial targets applicable to any of those individuals or business units were met.  It was the position of management in making this recommendation that the payment of bonuses would be inappropriate, in light of the extraordinary circumstances faced by the Company this past year, and the sacrifices which all employees were called upon to make during the year.  The Committee has approved management’s recommendation that the payment of annual incentive bonuses for fiscal 2009 would not be appropriate regardless of any actual results.

But for the decision not to pay annual incentive bonuses, the named executives would have been entitled to bonus payouts based upon the performance of the Company relative to the BPP applicable to each executive.  Under the corporate BPP, which is applicable to Mr. Fix, actual financial performance reached 61.2 percent of the BPP target.  The sales level of $607 million failed to meet the threshold minimum of $670 set at the beginning of the year, and earnings from continuing operations of $1.46 per share (which excludes a goodwill impairment charge of $1.61 per share) failed to meet the threshold minimum of $1.50 per share.  Operating cash flow from continuing operations of $63.9 million greatly exceeded the superior performance level of $36.5 million.  Under the BPP for the Food Service Equipment Group, to which Mr. Abbott’s bonuses is tied, actual financial performance was 86.2 percent of the BPP target.  Sales of the Food Service Equipment Group of $350.4 million failed to meet the minimum BPP threshold of $375 million, EBIT of $31.2 million (excluding the goodwill impairment charge of approximately $21.3 million) slightly exceeded the minimum threshold of $30.5 million, and operating cash flow of $46.2 million greatly exceeded the superior performance level of $35.5 million set out in the BPP.

The Committee evaluated the performance of each executive in meeting his or her strategic goals for the year, and determined that each executive met all or a portion of the goals set for that executive for the year.  The Committee did determine that certain goals were not met, because of the change in Company priorities which was required as management responded to the impact of the global economic recession.

The establishment of the performance goals through the BPP process generally takes place over two meetings of the Committee, the first being the July meeting, which coincides with the meeting of the Board of Directors at which the Company’s preliminary results for the previous year are reviewed and discussed, and its operating budget for the upcoming year is presented.  The Committee then conducts an additional review of the proposed BPP for the upcoming year at a second meeting generally held in late August or early September, after the financial results for the prior year are finalized.  This two-step process provides the Committee with an ample opportunity to conduct a deliberative and interactive process that results in the establishment of goals that it is confident correlate to the overall objectives set for the Company for the upcoming fiscal year.

At its August/September meeting, the Committee determines the extent to which the financial and strategic goals of the Company for the previous year were met, and establishes the amount of bonus to be paid.  As previously noted, however, the impact of the severe recession which took place this fiscal year and the aggressive cost reduction measures undertaken by the Company led to a determination by the Committee, acting on the strong recommendation of management, not to pay bonuses for fiscal 2009.  It is the present policy of the Committee not to use discretion in determining the amount of a named executive’s annual bonus, but to pay the amount determined in accordance with the BPP formula.

For fiscal 2010, the Committee has maintained the same 60% financial performance/40% strategic performance ratio that was in place for fiscal 2009, and has maintained the same financial performance goals and weightings as were in place for fiscal 2009.  This decision was made after a determination by the Committee that notwithstanding a different business environment in the current recessionary period, the success of the Company in fiscal 2010 would likely be driven by success in meeting the same financial measures as were in place last year.

The Committee has also established strategic goals for each of the named executives for fiscal 2010.  As was the case for fiscal 2009, the strategic goals of the Chief Executive Officer and the Vice President, Food Service Equipment Group are tied to the specific strategic goals of the Company and the Group, respectively, while the strategic goals of the heads of corporate staff functions are tied to specific goals established for their functions for the year.

Deferral of Annual Incentive Bonus

Because of the Committee's belief that attainment of the performance targets by the Company's senior executives correlates over the longer term to the equity performance of the Company, and for the additional purpose of retention, at least 20 percent of the dollar amount of an executive's annual incentive bonus payment must be used to purchase restricted stock pursuant to the Management Stock Purchase Program ("MSPP").  Executives may elect to use up to 50 percent of their annual bonus payment to acquire such stock.  While the annual bonus is designed primarily to motivate an executive to meet annual performance goals established under the BPP process, the stock purchase requirement adds a long-term motivational component to the bonus, which the Committee believes is important in insuring that all elements of the performance-based part of the executive compensation program are focused on the longer-term interests of the Company's shareholders.  The specific provisions of the MSPP are set forth under “Possible Payouts – Non-Equity Incentive Plan” beginning on page 20 of this proxy statement.  For fiscal 2009, the named executives elected to use the following percentages of their annual incentive bonuses to purchase shares under the MSPP – Mr. Fix, 25%; Mr. DeByle, 50%, Ms. Rosen, 20%; Mr. Abbott, 20%, and Mr. Mettling, 30%.  No shares will be purchased for fiscal 2009 because no bonuses will be paid for the year.

Long Term Incentive Program

Executives are provided with incentives to remain in the employ of the Company and to improve its longer-term stock and financial performance, through the granting of annual equity-based awards.  The total value of an executive’s award is intended to approximate the median level set forth in the Survey Data.  The total value of the award for each named executive for fiscal 2009 is shown under “Estimated Future Payouts-Equity Incentive Plan” on page 21 of this proxy statement.  The long-term incentive component of the program provides equity, rather than cash awards, because of the Committee’s belief that a significant portion of an executive’s total compensation package should be tied directly to the longer-term interests of the shareholders of the Company.  Awards are generally approved at the August/September meeting of the Committee, and are considered granted as of the close of business on the date of approval.

The long term incentive awards include two components.  The first component is a grant of restricted shares which is time based and designed to encourage retention of the executive.  The second component includes the grant of performance shares that are earned based on the Company’s financial performance against pre-set performance goals established by the Committee.  The Committee develops internal performance metrics each year which it believes will correlate to the creation of shareholder value, and then reviews the results annually to determine whether the metrics selected did in fact serve their intended purpose.

For fiscal 2009, 67 percent of the Chief Executive Officer's total long-term incentive award was made in performance share units, and 60 percent of the award made to the other named executives was made in performance share units.  This reflects the Committee’s determination that the portion of an executive’s compensation which is directly tied to the meeting of performance goals should be higher for those executives in the strongest position to impact actual performance.  The grant date fair value of both the restricted stock and performance share units is determined by multiplying the closing stock price of the Company on the award date by the number of shares awarded.  For fiscal 2009, the target long-term incentive award for Mr. Fix was 125% of his base salary, for Ms. Rosen and Mr. Mettling the target awards were 55% and 25% of base salary, respectively.  After reviewing the Survey Data, and with the assistance of Watson Wyatt, the Committee established Mr. DeByle’s long-term incentive award at 70% of his base salary and increased Mr. Abbott’s award from 70% to 85% of base salary.  What follows is a description of each of the two types of awards, and the Committee’s purpose in granting them.

Restricted Stock

The time-based restricted stock awarded to an executive will vest after three years have elapsed from the grant date, provided that the executive continues to be employed by the Company at the end of the three-year period (unless termination of employment is due to death, disability or retirement, in which case vesting will take place upon the occurrence of such event).  The primary purpose of the grant of restricted stock is to motivate the executive to remain employed in his or her position over the longer term.  Dividends on the restricted stock are accrued over the three-year vesting period, and are paid in cash immediately upon full vesting.

Performance Share Units

The Committee has structured the performance share unit component of the long term incentive program to motivate senior management of the Company to meet specific financial targets measured over a one-year period.  The targets selected are those which the Committee determines are likely to impact the longer-term financial performance of the Company and support the creation of shareholder value.  Given that the Company serves customers in over 12 end user markets in over 30 countries, which makes long-term forecasting extremely difficult, the Committee has selected a one-year rather than a multi-year measurement period in order to be able to establish financial goals for the performance shares that are consistent with the relevant market conditions and business issues that the Company faces in the near term and that at the same time will have a direct impact on the Company’s long- term financial performance.

Performance share awards are granted on an annual basis, at which time the Committee establishes specific financial targets to be used in determining if and how many shares will actually be earned by senior executives under the grant.  The number of shares earned under any grant is determined at the end of a one-year measurement period by evaluating the performance of the Company against the financial targets set by the Committee.  Shares earned are then vested in three equal annual increments beginning at the end of the one-year measurement period and at the first and second anniversaries of that date.  Executives will receive a particular installment only if they continue to be employed by the Company at the time the installment vests.

The performance metrics selected by the Committee were chosen after an analysis by Watson Wyatt and management regarding how various performance metrics allowed for under the Long Term Incentive Plan would support the creation of shareholder value and be consistent with the execution of the Company’s long term strategy.  The Long Term Incentive Plan allows for the use of one or more of the following or related measures – sales; reported earnings; earnings per share; earnings from continuing operations; earnings either before or after specific items set forth in the Company’s income statement, such as interest, taxes and/or depreciation; cash flow; return on equity, capital and/or operating assets and/or investment; gross or net profit margin; and working capital.

For fiscal year 2009, the Committee established  performance goals using a combination of EBITDA (earnings before interest, taxes, depreciation and amortization) and average return on operating assets (determined by averaging return on operating assets at the beginning and end of the fiscal year).  The Committee selected EBITDA because of its direct correlation to cash flow generation, which is critical to the Company’s ability to complete acquisitions, invest in its core businesses, continue to return cash to shareholders in the form of dividends and improve overall liquidity.  The Committee selected average return on operating assets as a second performance measure, because it is a way of determining whether the Company has invested the earnings of the business so as to best optimize the Company's return on assets.

The Committee further determined that two-thirds of the performance measure is to be based on EBITDA growth and one-third on average return on operating assets.  Based on their analysis of the correlation between certain financial metrics and overall financial performance, Watson Wyatt and management confirmed that these two metrics generally correlated to successful longer-term financial performance at least as well as other measures that were examined.

The number of performance share units granted to an executive will be converted to stock of the Company at the end of the performance period on a one-for-one basis, if the performance targets are met.  If actual performance is higher or lower than the target, the conversion rate will range from 10 percent of the target award if threshold performance is met, to double the target, if the superior performance level is achieved.  In no event will any shares of stock be delivered if the targets do not reach the threshold level set by the Committee, nor will a greater number of shares than the maximum be delivered if the “superior” performance target is exceeded.  For the fiscal 2009 performance period, the threshold, target and superior performance goals for each of the two performance measures and the actual results for each of the measures were as set out below.

PERFORMANCE LEVELS

Goal	Weighting	Threshold	Target	Superior	Actual Results

EBITDA	66 2/3%	$43.9 M	$56.4 M	$64 M	$43.1 M
Average Return On Operating Assets	33 1/3%	20%	22.8%	24%	19.2 M

Because of the recessionary conditions which took hold in the fall of 2008, both the Company’s EBITDA and average return on operating assets fell short of the threshold level of performance necessary for a minimum payout of the performance share units to be made, and no payouts will be made with respect to the awards granted for fiscal 2009.  The Committee has reviewed the performance metrics to be used for grants of performance share units for fiscal 2010, and has determined that the same two metrics remain appropriate for fiscal 2010, in the same two-thirds to one-third ratio.  The Committee has determined that those two metrics remain appropriate indicators of the Company’s longer-term success, especially as they correlate to the liquidity of the Company.

Perquisites and Other Benefits

The Company provides a limited number of perquisites to its named executives, other than Mr. Mettling, which are designed to be competitive and assist in the attraction and retention of highly qualified executives, and also to facilitate the performance of the executive's responsibilities.  The perquisites consist of a car allowance, and reimbursement of the cost of automobile operating expenses, including the cost of gasoline, auto insurance, and repairs.  Mr. Fix is reimbursed for tax return preparation and counseling.  The Company owns no aircraft, nor do its executives fly on private aircraft for business purposes.  The Company does not provide any country club or other club memberships to its executives, nor does it provide executive physical examinations.

Executives participate in the same employee benefit plans and arrangements as do nearly all salaried employees of the Company.  Such plans and arrangements include a defined benefit pension plan (which has been frozen as of December 31, 2007), a 401(k) plan with a Company match of up to three percent of an employee’s base salary up to the IRS compensation limit and additional Company contributions equal to a percentage of an employee’s base salary, with the exact percentage based in part on the employee’s age (these additional contributions are designed to make employees at least partially whole for the inability to accrue additional benefits under the frozen defined benefit pension plan).  Effective April 1, 2009, all Company contributions to the 401(k) plan were suspended as part of the cost reduction program implemented by the Company in response to the economic recession.  In addition, the Company provides medical, dental, life insurance and long-term disability arrangements that are similar to those provided by similarly-situated companies, and which provide for cost sharing between employees and the Company.

The Company has a supplemental defined benefit pension plan to provide unfunded, non-qualified pension benefits to executives whose compensation exceeds the maximum permitted by the IRS to be taken into account under a tax-qualified deferred benefit pension plan ($245,000 in 2009).  That plan was also frozen effective December 31, 2007.  Because of their compensation levels, most employees will not qualify for benefits under this plan.  The total pension to be received from both the tax-qualified and non-qualified defined benefit plans is determined under a formula that is the same for all plan participants, including all of the named executives.

As part of the freezing of accruals under the defined benefit pension plan, the Company has established as of January 1, 2008, a non-qualified deferred compensation plan which is designed to meet two goals.  First, it will allow participants whose compensation exceeds the IRS limits permitted to be taken into account under a tax-qualified 401(k) plan ($245,000 in 2009) to make tax-deferred contributions and receive Company matching contributions as if the non-discrimination limitations which apply to tax-qualified 401(k) plans did not exist.  The percentage of an employee’s compensation which will be matched under the non-qualified deferred compensation plan is the same as the percentage of compensation which will be matched under the tax-qualified 401(k) plan.  As is the case with respect to the qualified 401(k) plan, matching contributions to this plan have been suspended.  In addition, employees eligible to participate in the non-qualified deferred compensation plan because their base salary and annual incentive compensation exceeds the IRS limit described previously ($245,000 in 2009) may defer additional amounts of their base salaries and annual incentive bonuses under the plan.  In no event, however, can the total amount deferred in any one year exceed 50 percent of base salary and 100 percent of the annual bonus paid under the plan.  The purpose of these changes is to allow individuals to at least partially make up from the Company’s defined contribution plan for the loss of future accruals under the frozen defined benefit plans.

Employment Agreements

The Company has entered into employment agreements with each of the named executives.  Under those agreements, the executives shall be employed for a three-year period in the case of Mr. Fix, and one year in the case of the other named executives.  The length of the agreements is based upon the Committee’s assessment of appropriate terms to attract and retain qualified executive talent, and of what is appropriate to maintain internal equity among executives.  The agreement for Mr. Fix will continue in effect through December 31, 2012, and will renew automatically for additional three-year periods, except that either party may give 30 days’ notice of its desire to terminate the agreement.  The agreements for the other named executives have one-year terms, and will renew automatically for successive one-year periods, except that either party may give 30 days of its desire to terminate the agreement.  In the event of involuntary termination for a reason other than death, or material breach of the agreement, Mr. Fix will receive base salary continuation for two years, and the other named executives will receive base salary continuation for one year.  A detailed description of additional terms of the agreements can be found under “Certain Post-Termination Payments and Employment Agreements” on page 26 of this proxy statement.

Each agreement contains a non-compete provision which precludes the executive from competing against the Company for two years after the agreement is terminated, regardless of the reason for the termination.  Such a provision is considered by the Committee to be a benefit to the Company, because it insures that those who know the most about the Company, its businesses and the markets that it serves cannot use that knowledge to adversely impact the Company after their employment ends.

In the event of a change in control, the agreements further provide for the payment of severance and other benefits in the event the executive's employment is terminated, or the executive resigns for certain specified reasons, in either case following a change in control.  Upon such a termination or resignation, severance for Messrs. Fix and DeByle will be based upon three additional years of salary and bonus while the amount for Messrs. Abbott and Mettling and Ms. Rosen will be based upon one additional year.  The amounts reflect the determination of the Committee at the time the agreements were entered into of what was appropriate to insure that executives involved in negotiating and completing any change in control transaction will act in the best interest of shareholders, without regard to the personal dislocation that they would likely face as a result of the transaction.  These amounts are paid only upon termination or resignation following a change in control and not upon the change in control itself.  Such a “double trigger” provision, requiring both a change in control and a subsequent termination or resignation for the executive to be entitled to the amounts paid under the agreement, has been determined to be appropriate by the Committee.  The Committee sees no reason for the change in control event itself to trigger any right to additional compensation or benefits, if the executive’s employment status is not impacted by the change in control.

Tax and Accounting Aspects of Compensation

The tax deductibility by a corporation of compensation in excess of $1 million paid to the named executives is limited by Section 162(m) of the Internal Revenue Code.  "Performance-based" compensation, as defined in the Code, may be excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals set out in writing within 90 days after the beginning of the plan year to which the goals apply (within the first 25 percent of the performance period, in the case of performance periods longer or shorter than 12 months in duration), and if the compensation is paid under a plan approved by shareholders.  The Company's 2008 Long Term Incentive Plan was approved by shareholders at the Company’s 2008 Annual Meeting.

The Company does not have a specific policy regarding compliance with Section 162(m), and the Committee may choose to forego the deductions on occasion if it determines such action to be in the best business interest of the Company.  Notwithstanding the absence of a specific policy, the Committee’s intent in fiscal 2009 was to structure the executive compensation program so that all compensation would be deductible, except to the extent that the combined total of base compensation, the value of perquisites and the grant date value of restricted stock exceeds $1 million.

The American Jobs Creation Act of 2004 amended the tax rules applying to nonqualified deferred compensation.  The Company has established a separate nonqualified deferred compensation plan, effective January 1, 2008, and has certain other plans and arrangements that do require the making of technical amendments in order to comply with that statute.  The Company has made such amendments to the extent required to be made to any plan and other arrangements by the required due date for such changes.

The 2008 Long Term Incentive Plan, as adopted by the Board of Directors, and approved by shareholders contains a provision which authorizes the Board of Directors to recover excess incentive compensation paid under the Plan to the Chief Executive Officer and the Chief Financial Officer, in the event that the Company’s financial results for any reporting period are required to be restated downward due to misconduct, as determined by the Board of Directors, on the part of such officers.  The provision is the result of an examination by the Committee of this issue as part of its review of the provisions of the new plan, and a determination by the Committee that it is inappropriate for those officers to profit in any way from incentive compensation paid to them only because of reported financial results which were inflated due to misconduct on their part.

Effective upon the adoption of the accounting standard called SFAS No. 123R on January 1, 2006, the Company has recognized compensation expense for all equity awards in accordance with the principles set forth in that accounting standard.  In determining whether to offer a particular form of compensation to executives, the Committee takes into account the accounting implications associated with that form of compensation.

Stock Ownership Guidelines

During fiscal year 2006, the Committee adopted stock ownership guidelines for the named executives, out of a belief that those individuals should have at least a minimum level of stock ownership to align their interests with those of the Company’s shareholders.  Under the guidelines, Mr. Fix is required to own stock equal to at least three times his base salary, and the other named executives will be required to own stock equal to at least 1.5 times their base salaries.  Stock owned outright and unvested restricted stocks are considered owned by the executive.  Any unexercised stock options are not considered owned.  To determine whether the guidelines are met, shares owned will have a deemed value determined from time to time by the Committee.  No shares acquired through grants of restricted stock or stock acquired through performance share units may be sold or otherwise disposed of until the guidelines have been met, or until the executive reaches 60 years of age, except to pay taxes arising in connection with the receipt of the stock.  The Committee monitors compliance with the stock ownership requirements on an ongoing basis, and the named executives are presently in compliance with the requirements.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management.  Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Charles H. Cannon, Jr., Chairman

Daniel B. Hogan

H. Nicholas Muller, III

EXECUTIVE COMPENSATION

The following pages include information pertaining to executive compensation for the fiscal year ending June 30, 2009.

2009 SUMMARY COMPENSATION TABLE

The following table sets forth compensation information for the Company's chief executive officer, chief financial officer, and three other individuals who served as the most highly compensated executive officers of the Company (the "named executive officers") during the fiscal year ending June 30, 2009.

Name and Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (5)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($) (6)	Change In Pension Value and Non-Qualified Deferred Compen- sation Earnings ($) (7)	All Other Compen- sation ($) (8)	Total ($)

Roger L. Fix	2009	711,725	0	768,297	0	0	19,955	293,038	1,793,015
President/CEO	2008	687,625	0	1,159,325	0	758,862	22,533	136,676	2,752,326
	2007	664,250	0	334,644	0	427,125	26,194	142,975	1,595,188

Thomas D. DeByle	2009	307,875	0	69,284	0	0	0	17,582	394,741
Vice President/CFO/ Treasurer	2008	85,385	100,000(3)	11,225	0	0	0	854	197,464

Deborah A. Rosen	2009	290,275	0	117,370	0	0	9,851	86,206	503,702
Vice President/CLO	2008	280,450	0	166,526	0	206,339	0	47,179	700,494
	2007	207,938	0	54,802	0	116,131	16,599	49,329	507,799

John Abbott	2009	334,550	0	232,595	0	0	540	69,854	637,539
Group Vice President	2008	323,250	0	262,855	0	244,500	30,023	8,150	876,284
Food Service Equip- ment Group	2007	176,683	100,000 (4)	24,578	0	0	0	5,087	306,348

James L. Mettling	2009	214,375	0	39,929	0	0	23,015	51,765	329,084
Vice President/ Human Resources	2008	207,125	0	58,455	0	91,436	24,905	22,455	404,376

____________________________________________

Footnotes to Summary Compensation Table

(1)

The Company instituted a salary freeze in April, 2009 for the reasons discussed in the Compensation Discussion and Analysis section beginning on page 6 of this Proxy.

(2)

Since the payment of each named executive officer's annual cash incentive is dependent on meeting or exceeding certain targets and performance criteria, all annual non-equity cash incentive payments are reported under the column, "Non-Equity Incentive Plan Compensation."

(3)

Due to Mr. DeByle’s FY08 late third quarter inception of employment with the Company, (March 19, 2008) he did not participate in FY08 in the Company’s non-equity incentive plan compensation program.  Nevertheless, based upon his contributions to the Company during the latter part of FY08, he received the amount indicated, of which $50,000 was guaranteed pursuant to the Company’s offer of employment.

(4)

Under the terms of his Employment Agreement executed on December 11, 2006, Mr. Abbott was guaranteed a $100,000 bonus for fiscal year 2007.  For current and future periods, Mr. Abbott participates in the Company's annual non-equity incentive plan compensation program.

(5)

This column represents the dollar amount recognized in FY09 for financial statement reporting purposes in accordance with SFAS No. 123R (“FAS 123R”) of grants of restricted stock awarded to the named executive officers in the last three fiscal years.  Assumptions used in the calculation of these amounts are discussed in the Stock Based Compensation and Purchase Plan Note to the Company’s audited financial statements for fiscal year end June 30, 2009, included in the Company's Annual Report on Form 10-K, filed with the SEC on August 31, 2009.  The terms of all restricted stock grants are set forth in the Compensation Discussion and Analysis on page 6 of this proxy statement.  In addition, included in this column is the FAS 123R expense associated with the conversion of Performance Share Units (“PSUs”) to shares of common stock that were issued to each named executive this fiscal year due to the Company’s achievement of superior level performance in FY08 (see Performance Share Unit discussion on page 13 herein).

(6)

As discussed on page 11 of this proxy, in FY09 no annual incentive cash awards were paid.  For amounts shown for prior periods, the amount is based on performance in the year shown, but is determined and paid during the following year.  A portion of the total incentive earned by each named executive is used to purchase restricted stock under the Management Stock Purchase Plan ("MSPP") at a 25% discount from the lower of the fair market value on the date of grant or the last day of the fiscal year in which the incentive was earned (see the Compensation Discussion and Analysis on page 6 of this proxy statement for additional details).  The restricted stock is subject to a three-year cliff vesting period from the date of acquisition.  Dividends accrue and are paid in the form of cash on the vesting date.  For FY 08, the percentage of cash incentive which each named executive officer elected to defer is as follows:  Mr. Fix: 25%; Ms. Rosen: 20%; Mr. Abbott: 50%; Mr. Mettling 30%.  Mr. DeByle did not participate in the annual non-equity incentive program plan in fiscal 2008 and thus was ineligible for MSPP.

(7)

The amounts shown are: (i) the aggregate change in the actuarial present value of each named executive’s accumulated benefit under the Company’s defined benefit plans (including supplemental plans) from July 1, 2008 to June 30, 2009 (see Pension Benefits on page 25 for a complete discussion of the Company’s defined benefit plans) and (ii) above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified, including such earnings on balances in non-qualified defined contribution plans.

(8)

Included in this column are (i) the FAS 123R compensation cost to the Company of the discount received by each named executive for the purchase of restricted stock under the MSPP, using a deferred portion of each named executive’s non-equity incentive plan compensation.  The totals for each named executive are as follows:  Mr. Fix: $107,722 (29,461 share units); Ms. Rosen: $20,898 (5,536 share units); Mr. Abbott: $28,018 (7,856 share units); Mr. Mettling: $23,646 (3,679 share units).  In addition, included are (ii) the dividends paid during the fiscal year for restricted stock awards that vested during the fiscal year.  Such dividends accrued during the three year vesting period and were not factored into the grant date fair value reported in prior years.  The totals for each named executive are as follows:  Mr. Fix: $41,599; Ms. Rosen: $9,701; Mr. Abbott: $2,138; Mr. Mettling: $4,573.  Mr. DeByle was not employed by the Company during the year in which these awards were granted.  Further shown are (iii) the contribution made by the Company to each named executive’s 401(k) and non-qualified defined contribution plan accounts, which was $134,847 for Mr. Fix; $1,080 for Mr. DeByle; $36,604 for Ms. Rosen; $32,429 for Mr. Abbott and $21,502 for Mr. Mettling.  Also shown is (iv) the dollar value of life insurance premiums paid by the Company during the year for the benefit of each named executive officer, as follows:  $8,870 for Mr. Fix; $4,406 for Mr. DeByle; $6,230 for Ms. Rosen; $7,269 for Mr. Abbott; and $2,044 for Mr. Mettling.  Finally, included are (v) perquisites provided to each named executive, which consist of the use of a leased automobile.  The only perquisites that exceeded $10,000 were automobile allowances of $12,096 for Mr. DeByle and $12,773 for Ms. Rosen.  No other perquisites exceeding $10,000 were provided to any other named executive.  None of the perquisites provided to any named executive exceed the greater of $25,000 or 10% of the aggregate value of all perquisites received by a named executive.

2009 GRANTS OF PLAN-BASED AWARDS

The following table shows information concerning grants of plan-based awards made during fiscal 2009 to the named executives, all of which are made pursuant to the Company’s shareholder-approved 1998 Long Term Incentive Plan.  A more detailed description of the awards is set forth in the narrative disclosure which follows the table and the footnotes to the table.

		Date of							All
		Compen	Possible Payouts			Estimated Future			Other
		sation	Under Non-Equity			Payouts Under Equity			Stock	Fair
		Com-	Incentive Plan Awards			Incentive Plan Awards			Awards	Value
		mittee	(in dollars)			(in shares)			# of	Of Stock
Name	Grant Date	Action (1)	Minimum	Target	Superior	Threshold	Target	Superior	Shares	Awards (2)

Roger L. Fix	8/26/08		$0	$538,350	$807,525
	8/26/08					2,570	25,700	51,400		$602,151
	8/26/08								12,600	295,218
	9/12/08 (3)	8/26/08							12,192	163,617

Thomas D.	8/26/08		$0	$155,250	$232,875
DeByle	8/26/08					560	5,600	11,200		$131,208
	8/26/08								3,700	86,691

Deborah A.	8/26/08		$0	146,375	219,563
Rosen	8/26/08					410	4,100	8,200		$ 96,063
	8/26/08								2,700	63,261
	9/12/08 (3)	8/26/08							2,652	35,590

John Abbott	8/26/08		$0	$185,570	$278,355
	8/26/08					730	7,300	14,600		$171,039
	8/26/08								4,900	114,807
	9/12/08 (3)	8/26/08							7,856	105,428

James L.	8/26/08		$0	$64,860	$97,290
Mettling	8/26/08					140	1,400	2,800		$ 32,802
	8/26/08								900	21,087
	9/12/08 (3)	8/26/08							1,762	23,646

__________________________________

Footnotes to 2009 Grants of Plan-Based Awards Table

(1)

Unless disclosed, the date of the Compensation Committee action was the same as the date of grant for all plan-based awards.  Annual bonus payments for fiscal year 2008 were approved on August 26, 2008, and in accordance with the Company's policy, the annual incentive bonus, both the cash portion and the portion used to purchase shares of restricted stock, was paid on the last business day prior to the 75th day following the end of the fiscal year for which the bonus was paid.

(2)

The amounts set forth in this column represent the grant date fair value determined in accordance with SFAS No. 123R, using the Black-Scholes valuation model, and in the case of the estimated future payouts under equity incentive plan awards, assuming that the “target” performance target was achieved.

(3)

This award shows the number of shares of restricted stock purchased with a portion of the executive’s annual incentive bonus for fiscal year 2008.  See the narrative discussion which follows.  These shares were purchased on the same day as the cash portion of the bonuses was paid.

Possible Payouts – Non-Equity Incentive Plan

The amounts set forth under this heading are the amounts of annual bonus that would be paid out to each of the named executives for fiscal year 2009 if the minimum, target and superior performance targets established in the Balanced Performance Plan (BPP) applicable to each named executive were met.  A more detailed description of those targets is contained under the section of the Compensation Discussion and Analysis headed “Annual Incentive Bonus” on page 8 of this proxy statement.  The target bonus payout for Mr. Fix represents 75% of his base salary, while the target bonus payout for Mr. Abbott is 55% of his base salary.  For Mr. DeByle and Ms. Rosen, the target bonus is 50% of base salary, and for Mr. Mettling, it is 30% of base salary.  No bonus attributable to the financial performance goals will be paid unless the threshold performance target for a particular goal is met.  If that occurs, 50% of the target bonus amount attributable to that goal (which is the percentage of the target bonus equal to the weighting given to that goal--see the discussion under “Annual Incentive Bonus” on page 8 of this proxy statement) will be paid.  A bonus could be paid based upon success in meeting one or more of the strategic objectives, notwithstanding that none of the threshold financial performance targets are achieved.

The executives are required to use at least 20% (and they may elect to use up to 50%) of their annual bonuses to purchase restricted stock of the Company.  The shares of restricted stock will be purchased at a 25% discount from the "fair market value" of the stock, which is the lower of its closing market price on either the last day of the fiscal year for which the annual bonus is paid, or the date on which payment of the annual bonus is actually made.  Payment of the annual bonus is made on the 75th day following the end of the fiscal year (or the last business day prior to the 75th day, if the 75th day is not a business day).  Delivery to the executives of the shares purchased will occur three years after the date of purchase, unless the executive dies, becomes disabled or retires prior to the end of the three-year period, in which case the stock will immediately vest.  Dividends on the shares purchased, which are payable at the same rate as for all issued and outstanding stock of the Company, will accrue and be paid to the executives upon vesting.

Estimated Future Payouts-Equity Incentive Plan

The amounts set forth under this heading show the number of shares of Company stock that will be delivered to the named executives if the Company's performance goals established under the performance share unit component of the Long Term Incentive Plan reach specified threshold, target and superior performance levels at the end of the performance period which began on July 1, 2008 and ends on June 30, 2009.  The levels are disclosed in the section of the Compensation Discussion and Analysis headed “Performance Share Units” on page 13 of this proxy statement.  No shares will be delivered unless the threshold performance level is reached.  Similarly, in no event will a greater number of shares than the number shown for attaining the superior performance level be delivered, even if actual performance exceeds that level.  Shares earned under the awards will be paid in three equal annual installments, with the first installment paid as of the end of the performance period and the remaining two installments as of the next two anniversary dates. Executives who are not employed by the Company at the time when shares are to be delivered shall forfeit their right to those shares.

The number of shares to be delivered if target performance is met, plus the number of shares of time-based restricted stock awarded to the named executives on the same date (awards of both were made on the day they were approved by the Compensation Committee), have a grant date fair value, based upon the closing stock price on the date the awards were made, of 125% of base salary for Mr. Fix, 85% for Mr. Abbott, 70% for Mr. DeByle, 55% for Ms. Rosen, and 25% for Mr. Mettling.

All Other Stock Awards

The amounts set forth under this heading reflect two items.  First, shares of restricted stock awarded to the named executives under the long-term incentive program are disclosed.  These shares will vest three years from the date of the award.  The second item discloses the shares of restricted stock purchased by the executives with a portion of the bonus paid for fiscal year 2008.  See the description in the second paragraph under “Possible Payouts – Non-Equity Incentive Plans” above.  All of these shares of restricted stock will vest three years after the date on which they are awarded.  During the three-year period, executives shall have voting rights and shall accrue dividends on the shares, which shall be paid in cash at the end of the three-year period.  Executives will forfeit the right to receive the shares if their employment terminates prior to the end of the three-year period, unless termination is the result of the death, disability or retirement, in which case all restricted stock awarded to the executive will immediately vest as of the date of such occurrence.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to outstanding equity awards at June 30, 2009 to the named executive officers.

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exerciseable	Number of Securities Underlying Unexercised Options (#) Unexer-ciseable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expira-tion Date	Number of Shares or Units of Stock that have Not Vested (#)	Market Value of Shares of Units that have Not Vested ($) (7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other rights that have Not Vested (#) (8)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other rights that have Not Vested ($) (9)
Roger L. Fix	0	0	0	N/A	N/A	121,227 (2)	1,406,233	0	0
Thomas D. DeByle	0	0	0	N/A	N/A	7,700 (3)	89,320	0	0
Deborah A. Rosen	5,460	0	0	$19.90	09/17/09	18,136 (4)	210,378	0	0
John Abbott	0	0	0	0	N/A	32,056 (5)	371,850	0	0
James L. Mettling	0	0	0	N/A	N/A	7,913 (6)	91,791	0	0

______________________

(1)

The Company has not granted stock options since fiscal year 2003.

(2)

The vesting dates and number of shares involved are as follows:  August 26, 2009 (16,733 shares); September 11, 2009 (8,300 shares); September 13, 2009 (9,504 shares); August 26, 2010 (16,733 shares); September 13, 2010 (7,765 shares); September 18, 2010 (12,400 shares); August 26, 2011 (12,600 shares); September 12, 2011 (12,192 shares).  In addition, 25,000 shares were granted to Mr. Fix on January 25, 2006, and were scheduled to vest in equal installments on August 31, 2007, 2008 and 2008.  However, Mr. Fix has elected to defer receipt of these shares until the later of 6 months after the termination of his employment or January 2 of the year following the year in which his employment terminates.

(3)

2,000 shares shall vest on each of the following dates:  March 20, 2010 and March 20, 2011.  Further, 3,700 shares shall vest on August 26, 2011.

(4)

The vesting dates and number of shares involved are as follows: August 26, 2009 (2,600 shares); September 11, 2009 (2,100 shares); September 13, 2009 (1,477 shares); August 26, 2010 (2,600 shares); August 28, 2010 (2,600 shares); September 13, 2010 (1,407 shares); September 12, 2011 (2,652 shares); August 26, 2011 (2,700 shares).

(5)

The vesting dates and number of shares involved are as follows:  August 26, 2009 (3,800 shares); September 18, 2009 (2,500 shares); December 22, 2009 (2,900 shares); August 26, 2010 (3,800 shares); August 28, 2010 (3,000 shares); September 18, 2010 (3,300 shares); September 12, 2011 (7,856 shares); August 26, 2011 (4,900 shares).

(6)

The vesting dates and number of shares involved are as follows:  August 26, 2009 (867 shares); September 11, 2009 (700 shares); September 13, 2009 (982 shares); August 26, 2010 (867 shares); August 28, 2010 (900 shares); September 13, 2010 (935 shares); September 12, 2011 (1,762 shares); August 26, 2011 (900 shares).

(7)

The value shown in this column is calculated by multiplying each named executive's aggregate unvested shares by the closing price of the Company's stock on June 30, 2009 ($11.60).

(8)

No shares are reported in this column, as the Performance Share Unit (“PSU”) grants made during the fiscal year (see Grants of Plan Based Awards on page 20 of this proxy) will not vest, since the threshold performance level for the July 1, 2008 –June 30, 2009 period was not met.

(9)

Since no PSU grants that were awarded in FY 09 vested this fiscal year, there is no payout value to report.

The following table contains information regarding each named executive officer’s participation in the company’s Deferred Compensation Plan (the “Plan”).  A description of the Plan and its material features follows the table.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions In Law FY ($) (1)	Registrant Contributions In Last FY ($) (2)	Aggregate Earnings In Last FY ($)	Aggregate Withdrawals/ Distribution ($)	Aggregate Balance At Last FY ($)

Roger L. Fix	61,279	134,487	(48,826)	0	179,390
Thomas D. DeByle	0	1,080	39	0	1,119
Deborah A. Rosen	7,850	36,604	(8,233)	0	44,015
John Abbott	41,202	32,429	(9,381)	0	69,043
James L. Mettling	3,158	21,502	(7,390)	0	24,670

(1)

The amount shown in this column is included in the amount shown in the Summary Compensation Table in the column captioned “Salary.”

(2)

The amount shown in this column is described in Footnote (8)(iii) to the Summary Compensation Table and is included in the column captioned “All Other Compensation.”

STANDEX DEFERRED COMPENSATION PLAN

Effective January 1, 2008, the Retirement Plans Committee of the Board of Directors of the Company formally adopted the Standex Deferred Compensation Plan (the “Plan”).  The Plan has been adopted in conjunction with the freezing on December 31, 2007 of the Standex Retirement Plan, a tax-qualified defined benefit pension plan, and the Standex Supplemental Retirement Plan, a non-qualified defined benefit pension plan which is designed to provide pension benefits based on compensation in excess of the compensation limit, such that a participant will be entitled to a total pension calculated in accordance with the formulas contained in the Standex Retirement Plan, without regard to the compensation limit.

The Plan, a “top hat” plan under the regulations of the U.S. Department of Labor, is an unfunded plan maintained for the purpose of permitting a “select group of management or highly compensated employees,” as defined in the Employee Retirement Income Security Act of 1974, to defer up to 50 percent of their base salary and 100 percent of their annual bonus, except that no portion of their compensation up to the compensation limit under Section 401(a)(17) (the “compensation limit”) of the Internal Revenue Code (the “Code”) may be deferred under the Plan.  That compensation limit for 2009 is currently $245,000.  For each Plan Year (January 1 – December 31), the Company shall make a matching contribution on behalf of each participant who defers compensation for the Plan year equal to:

•

100% of the amount the participant elects to defer that does not exceed 3% of the participant’s compensation (total salary plus annual incentive paid during the Plan Year) (“Compensation”) plus

•

50% of the participant’s deferrals that exceed 3% of Compensation but do not exceed 5% of the participant’s Compensation.

The Company shall also contribute two types of employer contributions to the participant’s account, also in accordance with the formulas contained in the Standex Retirement Savings Plan, without regard to the compensation limit:  a 1% employer contribution on all earnings in excess of the compensation limit, and an age based employer contribution.  The age based employer contribution is limited to those who worked at a location offering the Standex Retirement Plan, who were at least age 40 and actively employed on 12/31/2007.  This age based employer contribution will be contributed entirely to the Standex Deferred Compensation Plan for a select group of employees due to statutory limitations imposed by nondiscrimination testing requirements.

Age as of 12/31/2007	Contribution as a % of Compensation
Under 40 years	0%
40 - 44	1%
45 – 49	3%
50 – 54	6%
55 and older	7%

Each year by December 31st, participants can elect to defer salary that would otherwise be paid during the next calendar year and to defer any annual incentive payment.  All deferral elections are irrevocable.

Participants shall obtain a return on amounts deferred which equals the investment performance of specific investments selected by participants from an array of investment options offered under the Plan.  The options are substantially similar to those offered under the Company’s Retirement Savings Plan, a 401(k) plan offered to a broad range of salaried employees (the “401(k) Plan”).  All of the named executive officers are eligible to participate in the Plan.  Participants are 100% vested in all amounts deferred and in all amounts credited to the participant’s account attributable to Company contributions.

The amounts deferred will not be set aside in separate accounts for each of the participants in the Plan, but the total amounts deferred by all participants will be deposited into a grantor trust established under subpart E, part 1, subchapter J, chapter 1, subtitle A of the Code.  The assets of the grantor trust will be subject to the claims of the Company’s general creditors in the event of the insolvency of the Company, but would not otherwise be available to the Company.

Distribution of all amounts deferred, including investment gains and losses and Company matching contributions, will be made in accordance with the distribution elections made by Plan participants prior to the actual deferral of any compensation.  A participant may elect the timing and form for the payment of benefits, provided that account balances of $10,000 or less will be distributed in a lump sum.  Generally, a participant will receive disbursements of deferred amounts upon termination of service, or at a scheduled in-service withdrawal date chosen by the participant.  Upon termination of service, distributions of a participant’s account may be made in annual, quarterly or monthly installments over a specified number of years or in a single lump sum.  The Plan is intended to comply with Section 409A of the Code.  Under Section 409A, the payment date of deferred compensation will be delayed for six months for any named executive.  Participants are permitted to withdraw amounts deferred for unforeseen emergencies and, if this occurs, the participant’s deferral election for the remainder of the Plan year will be cancelled.  Distributions of the remaining vested balance of each participant’s account shall automatically be paid as a lump sum payment upon the occurrence of a change in control.

Effective April 1, 2009, all Company contributions to the Plan were indefinitely suspended, as part of the cost reduction program implemented by the Company in response to the severe recessionary conditions which began to affect the Company in the fall of 2008.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information with respect to stock option award exercises and restricted stock award vesting during the fiscal year ended June 30, 2009, with respect to the named executive officers.

Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($) (1)	Number of Shares Acquired On Vesting (#)	Value Realized On Vesting ($) (2)

Roger L. Fix	16,360	$ 118,831	32,407	$824,758
Thomas D. DeByle	0	0	2,000	17,520
Deborah A. Rosen	2,960	23,414	6,448	166,659
John Abbott	0	0	6,300	158,984
James L. Mettling	700	5,481	2,590	68,140

__________________________

(1)

Value represents market value at exercise less the exercise price.

(2)

Value represents the market value of the Company shares on the vesting date.

PENSION BENEFITS

The named executive officers, other than Mr. DeByle, are participants in the Standex Retirement Plan and the Standex Supplemental Retirement Plan.  Mr. DeByle first became employed by the Company after January 1, 2008, the date on which the two plans were frozen as to future benefit accruals and new participants.

The Standex Retirement Plan is a tax-qualified defined benefit pension plan which covers the majority of the Company's salaried employees who first became employed by the Company prior to January 1, 2008.  The plan provides a retirement benefit that is determined under a benefit formula.  For all of the named executives, other than Mr. Fix, the formula is 1.35% times years of service times average compensation.  For Mr. Fix, the formula is 3.85% times years of service times average compensation.  Average compensation is equal to a participant’s average monthly compensation during the three consecutive calendar years prior to calendar year 2008 during which the participant’s compensation is the highest.  For this purpose, compensation includes base salary and annual bonus, and compensation in any year is limited by the compensation limit in the Internal Revenue Code ($245,000 for 2009).  The normal retirement benefit is payable at age 65 in the form of a single life annuity.  Other forms of payment which may be elected, all of which are actuarially equivalent to the normal retirement benefit, are qualified 50%, 66 2/3% and 100% joint and survivor annuities and a ten-year certain and continuous annuity.  Participants who have at least ten years of service may commence receipt of the pension benefit as early as age 55, in which case their benefit will be reduced by 3% for each year their benefit begins before age 65.  Payments from the Retirement Plan are made from a separate trust, the assets of which may be used only to provide pension benefits to plan participants.

The Standex Supplemental Retirement Plan is a non-qualified plan, which restores the pension benefits which would otherwise have been payable under the Retirement Plan, but for the compensation limits imposed under the Internal Revenue Code.  The benefit formula is the same as that in the Retirement Plan, except that the benefit multiplier is also 1.35% for Mr. Fix.  As a result, the total pension benefit payable from the two plans for Mr. Fix is based on the same formula as for the other named executives.  Benefits under the Supplemental Retirement Plan will be payable as a temporary life annuity for not longer than 10 years or as a temporary joint and 100% survivor annuity for not longer than 10 years.  In addition, the pension benefit will commence beginning as of the later of age 55 or six months after termination of employment.  The pension benefit payable from the Supplemental Retirement Plan is made from the general assets of the Company.

The present value of each participant's accumulated benefits, which is shown in the Pension Benefits Table below, has been calculated using the same assumptions as are used in determining the SFAS 87 pension disclosure, except for an assumption that the pension benefit commences at age 65.  Specifically, the assumption is that 15% of the benefit is payable as a single life annuity and that 85% of the benefit is payable as a joint and 50% survivor annuity, with a spouse that is three years older than the participant if the spouse was male, and three younger than the participant if the spouse was female.  Also, the present value is determined using a 7.2% interest rate and the RP-2000 Combined Healthy Mortality table, but with no pre-retirement mortality.

Both the Retirement Plan and the Supplemental Retirement Plan were frozen as of December 31, 2007, such that no additional pension benefits will be accrued for service after that date, and no employees who first became employed by the Company after that date will become participants in the Plan.  As of January 1, 2008, the Standex Retirement Savings Plan was enhanced (although Company contributions to that Plan, which were a significant part of the enhancements, were suspended indefinitely effective April 1, 2009, as part of the cost reduction program implemented by the Company in response to the severe recessionary conditions which began to affect the Company in the fall of 2008).  A description of the enhancement is set forth under “Standex Deferred Compensation Plan” on page 23 of this proxy statement.

PENSION BENEFITS TABLE

Name	Plan Name	# Years of Benefit Service	Present Value of Accumulated Benefits	Payment During Fiscal 2009

Roger L. Fix	Retirement Plan	7	$299,625	0
	Supplemental Retirement Plan	7	$277,304	0

Deborah A. Rosen	Retirement Plan	23	$315,747	0
	Supplemental Retirement Plan	23	$283,463	0

John Abbott	Retirement Plan	2	$ 21,513	0
	Supplemental Retirement Plan	2	$ 16,982	0

James L. Mettling	Retirement Plan	20	488,368	0
	Supplemental Retirement Plan	20	$ 84,912	0

Mr. DeByle joined the Company in March, 2008, after accruals under the above plans had been frozen, and as a result, he is not accruing benefits under those plans.

Certain Post-Termination Payments and Employment Agreements

The Company has entered into employment agreements with its named executive officers.  The agreement for Mr. Fix provides for continuing employment in his present capacity, or a substantially equivalent position, through December 31, 2012, unless he dies, becomes disabled, or materially breaches the agreement.  Mr. Fix’s agreement shall automatically renew for additional three-year periods unless notice of an intent not to renew is given by either party at least thirty days prior to the end of the initial or any renewal term.  The agreements for the other named executives are one year in duration, and will renew automatically for successive one-year terms, except that either party may give thirty days notice of its desire to terminate the agreement.  The agreements provide for continuation of certain compensation and benefits upon the occurrence of certain specified events during the periods when the agreements are in effect.  Those occurrences, and the compensation and benefits which shall be paid following such events, are described in the paragraphs below.  In addition, the terms of the stock awards made to the executives, including restricted stock and stock options, provide for accelerated vesting of the awards upon termination for certain specified reasons.  Those situations are also described below.

Acceleration of Stock Awards

In the event of the death, long-term disability or retirement of the executive (retirement means termination of employment after reach age 55 with ten or more years of service, or reaching age 65, regardless of the number of years of service), under the terms of the awards made to the executive, the unvested restricted stock awarded, consisting of time-based restricted stock awarded under the long-term incentive program, and MSPP shares purchased with a portion of the executive’s annual bonus, will immediately vest.  The number of unvested shares that would become vested if the executive’s employment terminated due to death, disability or retirement, and the value of such shares as of June 30, 2009, is as follows:

	Number of Unvested Shares	Value on June 30, 2009

Roger L. Fix	71,094	$824,690
Thomas D. DeByle	7,700	89,320
Deborah A. Rosen	12,936	150,058
John Abbott	24,456	283,690
James L. Mettling	6,179	71,676

________________________

In the event of the executive’s voluntary or involuntary termination of employment (for a reason other than death, disability or retirement), the executive shall receive a cash payment with respect to any unvested MSPP shares equal to the lower of the portion of the executive’s annual incentive bonus used to purchase MSPP shares or the value of the MSPP shares purchased with that portion of the executive’s bonus.  For each named executive, the cash amount payable in this situation assuming a termination date of June 30, 2009 would be as follows:  Mr. Fix, $341,748; Mr. DeByle, $0; Ms. Rosen, $64,218; Mr. Abbott, $91,130; and Mr. Mettling, $42,676.  These amounts are determined using the value on June 30, 2009 of the shares purchased.

An executive who was granted performance share units in fiscal year 2008 for the one-year performance period ending on June 30, 2008, and who died, retired or became disabled after June 30, 2008, when one-third of the shares earned for the performance period were issued, would not, unless the Committee determined otherwise, be entitled to the second one-third payout, unless such executive continued to be employed as of June 30, 2009.  In that event the executive will be entitled to an additional one-third of the shares earned for the performance period.  Pursuant to that requirement, each executive is entitled to the following number of shares of Company stock as of June 30, 2009:

	Number of Shares Paid as of 6/30/09	Total Value Based On 6/30/09 Stock Price

Roger L. Fix	16,733	$194,103
Thomas D. DeByle	0	0
Deborah A. Rosen	2,600	30,160
John Abbott	3,800	44,080
James L. Mettling	867	10,057

With respect to grants of performance share units in fiscal 2009 for the one-year performance period ending on June 30, 2009, no shares will be issued to any executives because the Company did not meet the threshold criteria for a minimum payout to be made.

Acceleration of Unvested Stock Options

Upon termination of employment due to death or disability (but not retirement), which means a mental or physical condition for which an executive receives benefits under the Company’s long term disability plan, any unvested stock options granted to the executive will vest and become immediately exercisable, and will remain exercisable for three years after the date of death or disability.  As of June 30, 2009, all installments of all outstanding stock options granted to executives had vested.

Employment Agreements – Death, Voluntary Termination or Material Breach

In the event of the executive’s death, voluntary termination of employment, or involuntary termination due to a “material breach” of the agreement, which means 1) an act of dishonesty which is intended to enrich the executive at the Company’s expense, or 2) the willful, deliberate and continuous failure of the executive to perform his or her duties after being properly demanded to do so, the executive shall not be entitled under the employment agreement to any salary or benefits continuation beyond the date of termination.  The same applies to termination of the executive’s employment due to a disability which the Company determines renders him or her unable to perform the services required under the agreement, except that termination for such reason will not be effective until the disability has continued for a period of at least six months, and in the case of Mr. Fix, until six months’ notice of termination is given to him, after the six-month disability period has elapsed.

Employment Agreements – Involuntary Termination

In the event of the involuntary termination of an executive's employment, for a reason other than death, disability, a material breach or following a change in control, the agreements provide that the executive shall continue to receive his or her then current base pay for a period of one year (except that payment shall be made for two years, in the case of Mr. Fix, with the amount which equals twice the compensation limit set forth in section 401(a)(17) of the Internal Revenue Code [which limit is $245,000 for 2009] payable over a two-year period, and the remainder payable in a lump sum immediately upon termination).  In addition, medical and dental insurance coverage shall be continued for Mr. Fix for up to one year.  At the base salaries of the named executives as of June 30, 2009, and the cost of continuing medical and dental coverage to Mr. Fix for one year at current costs, the amounts payable to each executive in such circumstances would be as follows:

	Severance Pay	Medical and Dental Coverage

Roger L. Fix	$1,435,600	$ 12,399
Thomas D. DeByle	310,500	0
Deborah A. Rosen	292,750	0
John Abbott	337,400	0
James L. Mettling	216,200	0

______________________

Employment Agreements – Change in Control

The employment agreements also provide for the making of certain payments to the named executives in the event of the involuntary termination of the executive's employment after a change in control of the Company (which is defined to mean a transaction reportable under Item 6(e) of Schedule 14A of Regulation 14A of the Securities Exchange Act of 1934), or the executive's resignation following a change in control, if there have been changes in the executive's general area of responsibility, title or place of employment, or the executive's salary or benefits have been lessened or diminished.  The compensation and benefits to which Mr. Fix is entitled following such an event are as follows:  (a) immediate lump sum payment equal to three times the sum of (i) current base salary, and (ii) annual incentive bonus most recently paid; (b) immediate 100% vesting in all unvested equity benefits, including all time-based restricted stock (which includes any increase in the value of MSPP shares purchased with a portion of an executive’s annual bonus over the price paid for such shares), performance share units, and stock options, (c) the crediting of three additional years of benefit service for purposes of calculating the executive's pension under the Company's defined benefit pension plans, with the assumption that the executive's compensation for pension plan calculation purposes for each of those three years is the amount used to determine his or her lump sum under (a) above;   (d) continuation at the employer's expense of all life insurance and medical plan benefits for three years, as if the executive was still an employee during the three-year period; and (e) a gross-up of the amount of excise tax for which the executive may be responsible under Sections 280G and 4999 of the Internal Revenue Code, as a result of the receipt of the payments made in (a) through (d) above, as well as reimbursement for the amount of any income tax and other tax-related payments attributable to the excise tax that may be imposed on the executive.  If the employer fails to pay the full gross-up amount within 20 days of timely demand from the executive that it do so, the employer shall be additionally liable for a late fee equal to 75% of the executive's most recent annual base salary.

The compensation and benefits payable to Messrs. Abbott and Mettling and Ms. Rosen under their agreements shall be the same, except that the lump sum severance payment shall be based on one year’s salary and bonus, one year of additional benefit service shall be credited to their service under the pension plans, medical benefits and life insurance shall be continued for one year, and no excise tax gross-up is provided.  Mr. DeByle’s agreement is the same as those of Messrs. Abbott and Mettling and Ms. Rosen except that it provides for a lump sum severance payment equal to three years’ base salary plus three times the most recent annual bonus paid to him, and he will receive no additional pension credit, because he is not a participant in the Company’s defined benefit pension plans.

An executive who is eligible to retire and commence receipt of a pension under the Company’s defined benefit pension plans as soon as his or her employment terminates would be able to receive both severance and pension payments.  As of June 30, 2009, only Mr. Mettling was eligible to retire.

If termination were to have occurred on June 30, 2009, upon a change in control occurring on the same date, here is the value of what each of the named executives would have received:

	Severance	Amounts Received Acceleration Of Unvested Stock Awards (1)	Benefits (2)	Pension Enhancement (3)	Excise Tax Gross-Up (4)

R. L. Fix	$4,429,986	$831,141	$43,918	$1,375,298	1,978,280
T. DeByle	1,231,500	94,729	13,643	0	0
D. Rosen	408,881	132,118	13,643	356,437	0
J. Abbott	581,900	262,868	13,868	142,215	0
J. Mettling	307,636	46,639	13,643	55,759	0

_____________________________

(1)

This amount represents the value received upon acceleration of the vesting of all unvested restricted stock and unvested shares earned pursuant to previously-granted performance share units under the Company’s Long Term Incentive Plan.  The amounts do not include the value of restricted stock purchased pursuant to the MSPP with a portion of the executive’s annual incentive bonuses, because the executive would be entitled to the dollar value of those shares as of June 30, 2009 without a change in control event.

(2)

The amounts represent the compensation cost to the Company of providing continued medical and life insurance benefits to the named executives for three years after June 30, 2009, based on 2009 premium costs and assuming increases in medical costs over the three-year period (one year in the case of Messrs. DeByle, Abbott and Mettling and Ms. Rosen), which are based on the medical inflation assumptions used by the Company in valuing the cost of its retiree medical benefit obligations under FAS 106.  The Company does not provide retiree medical benefits to its salaried retirees.

(3)

The dollar amount shown in this column reflects two numbers.  The first is the additional amount that an executive would receive from the Supplemental Retirement Plan over and above the executive’s accumulated benefits under that plan (which is disclosed in the Pension Benefits table under “Pension Benefits” on page 26 of this proxy statement).  The additional amount is due to the fact that following a change in control, an executive’s accumulated benefits under the Supplemental Retirement Plan are payable in a lump sum, using different assumptions than those used to calculate payment in an annuity form.  The lump sum amount payable is equal to the present value as of July 1, 2009 of the single life annuity the executive could receive beginning as of his or her earliest retirement age.  The executive’s earliest retirement age is (a) July 1, 2009 if the executive had attained age 55 and completed at least ten years of eligibility service as of June 30, 2009, (b) the first day of the month coincident with our next following the attainment of age 55 if the executive had not attained age 55 as of June 30, 2009, but had completed at least ten years of eligibility service as of June 30, 2009, or (c) the later of July 1, 2009 or the first day of the month coincident with or next following the attainment of age 65 if the executive had not completed at least ten years of service as of June 30, 2009.  Present value is determined based on the provisions of the Retirement Plan.  For lump-sum payments on July 1, 2009, those assumptions are the May, 2009 Pension Protection Act segment rates of 4.25%, 5.34% and 5.25% and the Pension Protection Act 2009 Option Combined, Unisex mortality table.  The value of the additional amounts payable to each executive under this calculation are:  Mr. Fix, $103,177; Mr. DeByle, $0; Ms. Rosen, $302,579; Mr. Abbott, $8,488; and Mr. Mettling, $34,119.

The second component of the dollar amount shown here is the amount of the lump sum payable due to the attribution under the employment agreements of three additional years of service to Mr. Fix and one year of additional service to each of the other named executives at the level of annualized compensation used to determine the amount of severance.  That lump-sum payment is equal to (1) the present value as of July 1, 2009 of the single life annuity that would be payable under the Retirement Plan and the Supplemental Retirement Plan beginning as of the executive’s earliest retirement age based on actual and imputed compensation and service as of June 30, 2009, minus (2) the present value as of July 1, 2009 of the single life annuity that would be payable under the Retirement Plan and the Supplemental Retirement Plan beginning as of the executive’s earliest retirement age based on actual compensation and service as of June 30, 2009.  The executive’s earliest retirement age is (a) July 1, 2009 if the executive had attained age 55 and completed at least ten years of eligibility service (including imputed eligibility service for purposes of (1) above) as of June 30, 2009, (b) the first day of the month coincident with or next following the attainment of age 55 if the executive had not attained age 55 as of June 30, 2009, but had completed at least ten years of eligibility service for purposes of (1) above) as of June 30, 2009, or (c) the later of July 1, 2008 or the first day of the month coincident with or next following the attainment of age 65 if the executive had not completed at least ten years of service (including imputed eligibility service for purposes of (1) above) as of June 30, 2009.  Present value is determined based on the provisions of the Retirement Plan.  For lump-sum payments on July 1, 2009, those assumptions are the May, 2009 Pension Protection Act segment rates of 4.25%, 5.34% and 5.25% and the Pension Protection Act 2009 Option Combined, Unisex mortality table.  The amounts of the lump sum payable under the employment agreements are as follows:  Mr. Fix, $1,272,121; Mr. DeByle, $0; Ms. Rosen, $53,858; Mr. Abbott, $47,271; and Mr. Mettling, $108,096.

(4)

The dollar amount shown here reflects the amount payable to make the executive whole for the “parachute payment” excise tax of 20% owed on amounts of severance and other benefits in excess of the named executive’s W-2 compensation “base amount,” which is the average of the executive’s W-2 compensation for the years 2004 – 2008.

OTHER INFORMATION CONCERNING THE COMPANY

BOARD OF DIRECTORS AND ITS COMMITTEES

Thirteen meetings of the Board of Directors were held during the fiscal year ended June 30, 2009, nine of which were conducted telephonically.  Each incumbent director of the Company attended at least 75% of the meetings held during the year by the Board and all committees on which the director served.  In July, 2003, the Board adopted Corporate Governance Guidelines which set forth the policies and procedures for the effective performance of management duties by the Board of Directors.  These Guidelines can be found on the Company’s website at www.standex.com under the heading Corporate Governance.

Compensation Committee

The Board has a Compensation Committee consisting of Messrs. Cannon (Chairman), Hogan and Muller, all of whom are independent under NYSE standards.  During fiscal 2009, the Committee held four meetings, three of which were conducted telephonically.  The Company charges the Compensation Committee with discharging the responsibilities of the Board of Directors relating to compensation of the Company's CEO and senior management; administering the 2008 Long Term Incentive Plan, the Employee Stock Purchase Plan, and the 1994 Stock Option Plan; and reviewing and approving executive and senior management compensation in relation to the short and long term goals of the Company.

The Committee has the authority to retain consultants or other legal or accounting advisors from time to time in the Committee's discretion to assist in the evaluation of executive and senior management compensation.  Such engagements shall be on such terms as the Committee deems appropriate.  The Chief Executive Officer and the Vice President of Human Resources assist the Committee to a limited extent in determining or recommending the amount or form of executive and director compensation, as described beginning on page 6 of this proxy statement.

For further information regarding the Committee's processes and procedures for the consideration and determination of executive and director compensation, please see the Compensation Committee Report beginning on page 6 herein.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee (Messrs. Cannon, Hogan or Muller) were at any time during the 2009 fiscal year or in any prior period an officer or employee of the Company, nor did they serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Compensation Committee or Board of Directors.

The Committee operates pursuant to a charter, which may be found on the Company’s website at www.standex.com under the Corporate Governance tab.

Audit Committee

Messrs. Fenoglio (Chairman), Chorman, and Fickenscher served during fiscal year 2009 on the Company’s Audit Committee.  All of these directors are independent as defined by the New York Stock Exchange rules.  The Board of Directors has designated Messrs. Fenoglio, Chorman and Fickenscher as “audit committee financial experts” as defined by the New York Stock Exchange rules.  During fiscal 2009, the Committee met on five occasions, one of which was by telephone.  The Audit Committee reviews, both prior to and after the audit, the Company’s financial reporting function, the scope and results of the audit performed (or to be performed) by the independent auditors of the Company and the adequacy of the Company’s internal controls, and reports thereon to the Board of Directors.

The report of the Committee for the past fiscal year appears below.

Audit Committee Report

The Audit Committee of the Board of Directors (the “Committee”) is entirely made up of independent directors as defined in the New York Stock Exchange listing standards.  It operates pursuant to a written charter, which may be reviewed on the Company’s website at www.standex.com.

The Committee reviews Standex’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process.  The independent auditors are responsible for expressing opinions on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting.  The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

The Audit Committee pre-approves all audit and non-audit services performed by the independent auditor, as well as respective fees.  The Audit Committee will periodically grant general pre-approval of certain audit and non-audit services.  Any other services must be specifically approved by the Audit Committee.  In periods between Audit Committee meetings, the Audit Committee may delegate authority to one member to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee.

In this context, the Committee has reviewed and discussed with management and the independent auditors the audited financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the auditors’ evaluation of the Company’s internal control over financial reporting.  The Committee has discussed with the independent auditors the matters required to be discussed by PCAOB AU 380, Communication With Audit Committees.  In addition, the Committee has received from the independent auditors the written disclosures required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence and by applicable requirements of the Public Company Accounting Oversight Board, and discussed with them their independence from the Company and its management.  Finally, the Committee has considered whether the independent auditors’ provision of non-audit services to the Company is compatible with maintaining the auditors’ independence.

In reliance on the reviews and based upon the discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on  Form 10-K for the year ended June 30, 2009, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

William R. Fenoglio, Chairman

Thomas E. Chorman

Gerald H. Fickenscher

Corporate Governance/Nominating Committee Report

The Corporate Governance/Nominating Committee of the Board of Directors, comprised of Messrs. Muller (Chairman), Chorman, Fickenscher and Hogan, all of whom the Board determined to be independent within the meaning given to that term under the rules of the New York Stock Exchange (“NYSE”), is responsible for developing, reviewing, maintaining and recommending to the Board principles and guidelines of corporate governance for the operations of the Board and insuring the Board’s compliance with applicable regulations and standards of the SEC and NYSE.  The Committee also recommends to the Board candidates for consideration for Board membership.

The Committee Charter, adopted by the Board of Directors in July, 2003, describes its duties and responsibilities in greater detail.  Stockholders and others may access the Charter through the Corporate Governance section of the Company’s website at www.standex.com.

During fiscal year 2009, the Committee held two meetings, one of which was conducted telephonically, and communicated regularly via exchange of memoranda.

Process for Identifying and Evaluating Candidates for Director

The Corporate Governance/Nominating Committee considers candidates for Board membership suggested by its members and other directors, as well as management and shareholders.  The Committee may also retain a third party executive search firm to identify candidates.  When such a search firm is engaged, the Committee sets the fees and scope of engagement.  A shareholder who wishes to recommend a prospective nominee for the Board should notify the Committee in writing using the procedures described below under Communications with Directors, attaching any supporting material the shareholder considers appropriate.  Nominees recommended by shareholders are subject to the same evaluation process described herein as all other prospective candidates.

The Committee will review and evaluate each candidate it believes merits serious consideration, taking into account all available information concerning the candidate, the qualifications for Board membership established by the Committee and described below, the existing composition and mix of talent and expertise on the Board, the balance between management and independent directors and other factors it deems relevant.

The Committee evaluates each prospective candidate against the standards and qualifications set forth in the Company’s Corporate Governance Guidelines (found at the Company’s website), as well as by criteria of preferred experiences and qualities established by the Committee.  The qualifications the Committee prefers include various professional experience requirements (including familiarity with manufacturing, international business and financial accounting and controls) and personal qualities (including integrity, judgment, both the capacity and desire to make a significant time commitment to the Board, and a commitment to become a shareholder).

In connection with this evaluation, the Committee decides whether to interview the prospective nominee and, if warranted, invites the President and CEO and the Chairman of the Board also to meet with prospective candidates.  The Committee Chairman conducts due diligence to check each candidate’s references.  After completing this evaluation and interview process, the Committee forwards all pertinent materials and makes a recommendation to the full Board in advance of a meeting in which the Committee will propose a candidate for Board action.  The Board then acts on the election of the candidate or nomination for consideration of shareholders.

Code of Business Conduct and Ethics

The Company has both a Code of Business Conduct and a Code of Ethics for Senior Financial Management, both of which may be found on the Company’s website under the Corporate Governance Section at www.standex.com.

The Code of Conduct applies to all employees, officers and directors of the Company and provides that, in the conduct of all corporate activities, integrity and ethical conduct is expected.  In addition, the Code of Conduct addresses and provides guidance on a number of business-specific issues, including but not limited to insider trading and conflicts of interest.

The Code of Ethics for Senior Financial Management applies to all officers, directors and employees who have supervisory financial duties.  The Code of Ethics is intended to assist in the complete and accurate reporting of all financial transactions in compliance with applicable laws, rules and regulations.

Waivers of the requirements of the Company’s Codes, if granted by the Board or the Corporate Governance/Nominating Committee, will be posted on the Company’s website.  No waivers were granted in fiscal 2009 or for any prior period since the Codes were adopted in 2003.  Compliance is monitored by the Company’s Corporate Governance Officer and the Committee, in communication with the Board and senior corporate management, as appropriate.

Executive Sessions of Non-Management Directors

Under the Board’s Corporate Governance Guidelines, the non-management directors of the Board meet in regularly scheduled executive sessions with no management directors or management present.  Edward J. Trainor has been designated by the non-management directors as the lead director for such executive sessions.  The lead director will call any executive session of the Board, and the executive sessions will encompass such topics as the non-management directors and/or Mr. Trainor determine.  The lead director will confer with the Board and the CEO on any matters that may require their attention.  If any shareholder wishes to communicate any matter to the executive sessions of non-management directors please forward an email regarding such communication to Boardofdirectors@Standex.com.

Director Attendance Policy

It is the policy of the Board, pursuant to its Corporate Governance Guidelines, that each director has a duty to attend, whenever possible, all meetings of the Board and of each Committee on which the director serves and to review in advance all meeting materials.  In addition, each director is expected to attend the Annual Meeting of Shareholders.   In fiscal 2009, all directors attended the Annual Meeting.

Committee and Director Evaluations

Written questionnaires prepared by the Corporate Governance/Nominating Committee are used by the directors to evaluate the Board as a whole and each of its standing Committees.  This process was utilized in fiscal 2009, and the Company intends to repeat this process annually.  Directors submit completed questionnaires to the Chief Legal Officer, who summarizes the results without attribution, and forwards the summary to the Committee chairman, who reports the results to the Board and to each Committee.  The full Board discusses summaries of the assessments and Committee evaluations with a view to enhancing the overall performance of the Board.

Communicating with Directors

The Board of Directors welcomes input and suggestions from shareholders and all interested parties.  The Board of Directors will regard all appropriate communication seriously and will promptly address it.  The Board has adopted the following procedure for shareholders and other interested parties to contact members of the Board, its committees and the non-management directors as a group.  Correspondence, addressed to any individual director, group or committee chair or the Board as a whole, should be sent do the Corporate Governance Officer, Standex International Corporation, 6 Manor Parkway, Salem, NH 03079.  All parties may also communicate electronically by sending an email to Boardofdirectors@standex.com.  The message line should specify the individual director, committee or group that the shareholder wishes to contact.

All communication will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication.  The Corporate Governance Officer shall use discretion in declining to forward communication unrelated to the duties and responsibilities of the Board, including but not limited to communication in the nature of advertisements or promotions, employment inquiries or resumes, surveys or other forms of mass mailings. However, all communication, regardless of its nature, will be cataloged, archived and periodically reported to the Board for its information and use.

CORPORATE GOVERNANCE/NOMINATING COMMITTEE

H. Nicholas Muller, III, Chairman

Thomas E. Chorman

Gerald H. Fickenscher

Daniel B. Hogan

Directors Compensation

The current elements of non-employee director compensation are as follows:

•

A $40,000 annual cash retainer, payable quarterly; all or a portion of which may be deferred to purchase Company share units pursuant to the Management Stock Purchase Plan ("MSPP");

•

an annual restricted stock grant equal to $30,000 and valued as of the date of the Annual Meeting of Shareholders, which stock cliff vests three years after the date of grant;

•

a $5,000 annual cash retainer for the Chairman of the Audit Committee;

•

a $4,000 annual cash retainer for each Chairman of the Compensation and Corporate Governance/Nominating Committees;

•

a $2,000 annual cash retainer to each member of the Audit Committee; and

•

A $50,000 cash retainer to the Chairman of the Board, all or a portion of which may be deferred for MSPP purchase.

The Company requires each non-employee director to own at least 3,000 shares of Company Common Stock.  Stock acquired as payment of director's fees may not be sold until the ownership requirement has been met.

Effective January 1, 2007, the Company abolished per-meeting fees for non-employee directors, believing that no incentives for meeting attendance should be necessary.

Employee directors (Mr. Fix and Ms. Rosen) do not receive director compensation for their service to the Board.

No retirement benefits or perquisites are provided to directors of the Company.  Directors are not granted stock options.

The following table presents the compensation the Company provided to non-employee directors during the fiscal year:

Director	Fees Earned Or Paid In Cash ($) (1)	Stock Awards ($) (2)(3)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non-Qualified Deferred Compen- sation Earnings	All Other Compen- sation ($) (4)	Total ($)

Charles H. Cannon, Jr.	42,000	6,709	0	0	0	13,068	61,777
Thomas E. Chorman	42,000	6,709	0	0	0	13,068	61,777
William R. Fenoglio	45,000	6,709	0	0	0	14,552	66,261
Gerald H. Fickenscher	42,000	6,709	0	0	0	2,633	51,342
Daniel B. Hogan	40,000	6,709	0	0	0	8,370	55,079
H. Nichols Muller, III	44,000	6,709	0	0	0	4,045	54,754
Edward J. Trainor	90,000	6,709	0	0	0	16,687	113,096

___________________________

Footnotes to Table:

(1)

This column represents the annual cash retainer and any Chairman fees paid during the fiscal year.  All or a portion of the annual retainer may be deferred at the election of the director to purchase restricted stock pursuant to the MSPP, a description of which may be found on page 12 of this Proxy.  The purchase of MSPP units was consummated on September 12, 2008 with a per-share price of $15.56.  The compensation cost to the Company, and dividends paid for vested MSPP awards, are reflected in the “All Other Compensation” column (see footnote 4 below).

(2)

This column represents the value of equity-based compensation recognized in the Company's financial statements in FY 2009 in accordance with SFAS No. 123R for the restricted stock award made to each non-employee director on the date of the Annual Meeting of Shareholders.  For FY 2009, the number of shares awarded per director was 1,363.  In accordance with FAS 123R, the grant date fair value of each share granted was $22.00.  The shares cliff-vest three years from the date of grant.  Dividend equivalents accrue during the vesting period and are paid in cash at the date of vest.  Such dividend equivalents are shown in the "All Other Compensation" column of this table.  At June 30, 2009, the aggregate number of outstanding unvested restricted shares held by each director was as follows:  Mr. Cannon: 9,411; Mr. Chorman: 9,411;  Mr. Fenoglio: 9,411;  Mr. Fickenscher: 4,716;  Mr. Hogan: 6,622;  Mr. Muller: 4,671;  Mr. Trainor: 14,831.

(3)

Upon the retirement of any director as a result of reaching the mandatory retirement age for service as a director, or upon a change in control of the Company, the non-vested installments of the annual stock grants shall be subject to acceleration and immediate vesting.

(4)

Included in this column are three items of compensation: the compensation cost to the Company during the fiscal year of the MSPP discount (calculated in accordance with FAS 123R) for share units purchased by each director during the fiscal year; plus the dividend equivalents that accrue during the three year vesting period for both the annual restricted stock grants reflected in the Stock Awards column, and the MSPP share units purchased by the directors.  The dividend equivalents are paid upon vesting.

PROPOSAL 2 –RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of Deloitte & Touche LLP, independent registered public accountants, as auditors of the Company for the year ending June 30, 2010.  This firm and two of its predecessor firms have been auditors of the Company continuously since 1955.  While ratification by the shareholders of this appointment is not required by law or by the Company’s articles of incorporation or bylaws, the Company’s management believes that such ratification is desirable.

It is expected that representatives of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders where they will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITORS.

INDEPENDENT AUDITORS’ FEES

The following table summarizes the aggregate fees billed to the Company by the independent auditor:

($ in thousands)	2009	2008
Audit Fees (a)	$ 1,586	$ 2,104
Audit Related Fees	0	0
Tax Fees (b)	1	16
All Other Fees	_______0	______0
Total	$ 1,587	$ 2,120

__________________________

(a)

Fees for audit services billed related to fiscal years 2009 and 2008 consisted substantially of the following:

•

Audit of the Company’s annual financial statements

•

Reviews of the Company’s quarterly financial statements

•

Debt and Environmental Compliance letters

•

Review and comment on an SEC comment letter

(b)

Fees for tax services billed in 2009 consisted substantially of the following:

•

Tax compliance services in Ireland

The fees billed for 2009 are lower than for 2008 due to the timing of submittal of bills into the 2008 year for work performed in the prior year.  Further, in 2009, efficiencies were achieved which resulted in lower overall audit fees for the year.

In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services.  The Audit Committee discussed these services with Company management and the independent auditor to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the U.S. Securities and Exchange Commission (“SEC”) to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy

The services performed by the independent auditor in fiscal year 2009 were approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee in 2003 and amended in 2004.

As required by the policy, annually the Audit Committee is provided a description of the services to be provided for each category and fees to be incurred.  The policy describes the permitted audit, audit-related, tax, and other services that the independent auditor may perform, and the Audit Committee approves the established level of fees for the respective fiscal year.  Any subsequent requests for audit, audit-related, tax and other services not previously submitted and approved by the Audit Committee for specific pre-approval may not commence until such approval has been granted.

A quarterly status of the actual services performed to date is provided to the Audit Committee by the independent auditor.  Normally, pre-approval is provided at regularly scheduled meetings.  However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee for services not to exceed $50,000.  The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted such specific pre-approval.

REQUESTING DOCUMENTS

A copy of the Company’s Annual Report on Form 10-K has been mailed along with this Notice of Annual Meeting and Proxy Statement to shareholders.  Both this Proxy Statement and the 10-K may also be reviewed on line at: https://materials.proxyvote.com/standex. Shareholders may obtain print copies, free of charge, of Form 10-K, the Company’s Codes of Conduct, Committee Charters or the Corporate Governance guidelines by writing to Standex International Corporation, Investor Relations Department, 6 Manor Parkway, Salem, NH 03079.  Shareholders may also call the Company’s Shareholder Services Administrator at 603-893-9701 to request copies.  In the alternative, print copies may be requested by e-mailing the request to investorrelations@standex.com.  Requests for copies may be made orally or in writing.  All requests will be fulfilled within three (3) business days of receipt.  Copies will be sent via first class mail.

OTHER PROPOSALS

Management does not know of any other matters which may come before the meeting.  However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to the Securities Exchange Act of 1934, the Company’s executive officers, directors and persons who own more than 10% of the Company’s Common Stock are required to file reports of ownership and changes in ownership in the Common Stock of the Company under Section 16(a) with the Securities and Exchange Commission and the New York Stock Exchange, with copies of those reports filed with the Company.

Based solely upon a review of the copies of the reports furnished to the Company, the Company believes that during fiscal 2009 all executive officers, directors and persons holding more than 10% of the Company’s Common Stock have complied with such filing requirements.

STOCKHOLDER PROPOSALS

Any stockholder desiring to submit a proposal for consideration at the 2010 Annual Meeting of Stockholders must submit such proposal to the Company, in writing, at its executive offices, 6 Manor Parkway, Salem, NH 03079, on or before May 20, 2010.

In order for a shareholder to bring other business before a shareholder meeting, the Company by-laws require that timely notice should be received by the Company on or before May 19, 2010, but no later than June 18, 2010.

By the Board of Directors

/s/ Deborah A. Rosen

Deborah A. Rosen, Secretary

September 18, 2009

☐   PLEASE MARK VOTES

REVOCABLE PROXY

       AS IN THIS EXAMPLE

Standex International Corporation

Annual Meeting of Stockholders October 28, 2009

1. Election of Directors	2. To ratify the appointment by the Audit Committee of Deloitte & Touche LLP as independent auditors.
With For all For hold Except	With For all For hold Except

For three year terms expiring in 2012.	4
(01) Charles H. Cannon, Jr. (03) Edward J. Trainor		To transact such other business as may come before the meeting
(02) Gerald H. Fickenscher	0

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.	1	The Board of Directors recommends a vote “FOR” proposals 1 and 2 listed above
_____________________________________________	K
Please be sure to date and sign this proxy card in the box below.		Mark here if you plan to attend the meeting.

Date

Sign above

Mark here for address change and note changes.

___________________________________
___________________________________
___________________________________

Note:  Please sign exactly as your name appears on this Proxy

If signing for estates, trusts, corporations or partnerships,

Title or capacity should be stated.

If shares are held jointly, each holder should sign.

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET,PLEASE READ THE INSTRUCTIONS BELOW.

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL PROXY VOTING INSTRUCTIONS

Vote by Internet

Anytime prior to

3 a.m., October 28, 2009 go to

https://www.proxyvotenow.com/sxi

Vote by Telephone

Call Toll-Free on a Touch-Tone Phone anytime prior to

3 a.m., October 28, 2009:

1-866-849-8135

Stockholders of record have three ways to vote:

1.

By Mail; or

2.

By Telephone (using a Touch-Tone Phone); or

3.

By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy.  Please note telephone and Internet votes must be cast prior to 3 a.m., October 28,2 009.  It is not necessary to return this proxy if you vote by telephone or Internet.

Please note that the last vote received whether by telephone, internet or by mail, will be the vote counted.

Your Vote is important!

☐   PLEASE MARK VOTES

REVOCABLE PROXY

       AS IN THIS EXAMPLE

Standex International Corporation

ANNUAL MEETING OF STOCKHOLDERS	1. Election of Directors
October 28, 2009	With For all For hold Except

The shareholder of record hereby appoints Roger L. Fix and Deborah A. Rosen, and either of them, with full power of substitution, as Proxies for the shareholder, to attend the Annual Meeting of the Shareholders of Standex International Corporation (the “Company”), to be held in Salon AB of the Hilton Boston/Woburn Hotel, 2 Forbes Road, Woburn, Massachusetts, on Wednesday, October 28, 2009 at 11:00 a.m., local time, and any adjournment thereof, and to vote all s hares of the common stock of the Company that the shareholder is entitled to vote upon each of the matters referred to in this

For three year terms expiring in 2012:

(01)  Charles H. Cannon, Jr.

(02)  Gerald H. Fickenscher

(03) Edward J. Trainor

INSTRUCTION:  To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

________________________________________

Proxy and, at their discretion, upon such other matters as may properly come before this meeting.	2. To ratify the appointment by the Audit Committee of Deloitte & Touche LLP as independent auditors.
This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder of record. If no direction is made, this Proxy will be voted FOR all Proposals	With For all For hold Except

To transact such other business as may come before the meeting.
Please be sure to date and sign this proxy card in the box below.	The board of Directors recommends a vote “FOR” proposals 1 and 2 listed above.

Date

Sign above

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.

Detach above card, sign, date and mail in postage paid envelope provided.

Standex International Corporation

PLEASE ACT PROMPTLY

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Note:  Please sign exactly as your name appears on this Proxy.  If signing for estates, trust, corporations or partnerships, title or capacity should be stated.  If shares are held jointly, each holder should sign

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.
_________________________________________
_________________________________________
_________________________________________

REVOCABLE PROXY

Standex International Corporation

ANNUAL MEETING OF STOCKHOLDERS

OCTOBER 28, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder of record hereby appoints Roger L. Fix and Deborah A. Rosen, and either of them, with full power of substitution, as Proxies for the shareholder, to attend the Annual Meeting of the Shareholders of Standex International Corporation (the “Company”), to be held in Salon AB of the Hilton Boston/Woburn Hotel, 2 Forbes Road, Woburn, Massachusetts, on Wednesday, October 28, 2009 at 11:00 a.m., local time, and any adjournments thereof, and to vote all shares of the common stock of the Company that the shareholder is entitled to vote upon each of the matters referred to in this Proxy and, at their discretion, upon such other matters as may properly come before this meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder of record.  If no direction is made, this Proxy will be voted FOR all Proposals.

For Participants in the Common Shares, Joint Tenancy, RSP Shares and MSPP Plans:  As to those shares of Standex International Corporation common stock, if any, that are held for me in the aforementioned Plans, I instruct the Trustee of the applicable Plan to vote my shares as I have directed on the reverse side of this proxy card.  Where I do not specify a choice, my share swill be voted in the same proportion as the trustee votes the shares for which it receives instructions.

PLEASE COMLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AN DETACH HERE

_______________________________________________________________________________________

STANDEX INTERNATIONAL CORPORATION – ANNUAL MEETING, OCTOBER 28, 2009

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.

Call toll free 1-866-849-8135 on a Touch-Tone Phone.  There is NO CHARGE to you for this call.

or

2.

Via the Internet at https://www.proxyvotenow.com/sxi and follow the instructions.

or

3.

Mark, sign and ate your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

☐   PLEASE MARK VOTES

REVOCABLE PROXY

       AS IN THIS EXAMPLE

Standex International Corporation

Annual Meeting of Stockholders October 28, 2009

1. Election of Directors	2. To ratify the appointment by the Audit Committee of Deloitte & Touche LLP as independent auditors.
With For all For hold Except	With For all For hold Except

For three year terms expiring in 2012.
(01) Charles H. Cannon, Jr. (03) Edward J. Trainor	To transact such other business as may come before the meeting.
(02) Gerald H. Fickenscher

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.	The Board of Directors recommends a vote “FOR” proposals 1 and 2 listed above.
_______________________________________________	Mark here if you plan to attend the meeting

Please be sure to date and sign this proxy card in the box below.	Mark here for address change and note changes

Date

Sign above

_____________________________________________

_________________________________________

_________________________________________

Note:  Please sign exactly as your name appears on this Proxy

If signing for estates, trusts, corporations or partnerships,

Title or capacity should be stated.

If shares are held jointly, each holder should sign.

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET,PLEASE READ THE INSTRUCTIONS BELOW.

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL PROXY VOTING INSTRUCTIONS

Vote by Internet

Anytime prior to

3 a.m., October 28, 2009 go to

https://www.proxyvotenow.com/sxi

Vote by Telephone

Call Toll-Free on a Touch-Tone Phone anytime prior to

3 a.m., October 28, 2009:

1-866-849-8135

Stockholders of record have three ways to vote:

4.

By Mail; or

5.

By Telephone (using a Touch-Tone Phone); or

6.

By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy.  Please note telephone and Internet votes must be cast prior to 3 a.m., October 28,2 009.  It is not necessary to return this proxy if you vote by telephone or Internet.

Please note that the last vote received whether by telephone, internet or by mail, will be the vote counted.

Your Vote is important!

6 Manor Parkway

Salem, New Hampshire 03079

September 18, 2009

Dear Fellow Shareholders:

The global economic recession impacted essentially all of Standex’s business units for most of fiscal 2009.  In response to these unprecedented macroeconomic conditions, we took aggressive actions to mitigate the effects of the recession as we continued to execute on our long-term growth strategy.  As a result, we improved our bottom-line performance and strengthened our balance sheet.  At the same time, we made the investments in our operating businesses necessary to drive long-term organic growth.

Margin Improvement and Cash Generation

After reporting excellent top- and bottom-line growth in the first quarter of fiscal 2009, essentially all of Standex’s business units were affected by a sudden and severe sales volume decline in the second fiscal quarter caused by the global recession.  We immediately directed our focus and resources to navigating successfully through the recession.  While our primary objectives were cutting costs, conserving cash and reducing debt, we also focused on making positive changes in the company that would benefit our financial performance for the long term.

During the fiscal year, we secured substantial cost savings through headcount and other workforce-related reductions, procurement and productivity savings, and plant consolidations.  We reduced our US-based workforce by approximately 25% in line with the sales volume reality that we faced.  We also made the difficult near-term decisions to institute a world-wide pay freeze, temporarily suspend company contributions to the 401(k) plan and eliminate all annual incentive and long-term compensation awards for fiscal year 2009.  Clearly, these were not easy decisions, and we appreciate the sacrifices that our entire workforce has made to ensure that Standex will be a stronger company when the economy rebounds.

We increased our emphasis on internal productivity improvements and cost reductions.  We achieved substantial cost reductions in the cost of inventory materials, maintenance and repair items, and third-party services.  In addition, we significantly restricted capital expenditures, aggressively decreased working capital and reduced our dividend payments in order to conserve cash and lower debt.

Plant consolidations have been an important and ongoing component of our long-term strategy to optimize our manufacturing footprint and improve our bottom-line performance.  During the past year we accelerated our plant consolidation efforts as we closed eight facilities and initiated the consolidation of a ninth facility in the fourth fiscal quarter.

As a result of these initiatives, we achieved $36 million of sustainable annual savings by the end of the fiscal year.  We also generated $34.2 million in free cash flow and reduced our net debt by $20 million.  In the fourth quarter of fiscal 2009 we achieved net income that was essentially flat with the fourth quarter of fiscal 2008 despite a 23% reduction in sales volume.

It is clear that our actions to enhance margins and effectively manage cash flows have had a very considerable, positive effect on our near-term performance.  We have established a cost structure that enables us to maintain good levels of profitability even at these low sales volume levels. At the same time, we have solid upside opportunity for margin and profit enhancements as our markets rebound and sales volume increases.

Organic Growth Initiatives

While we have been successful in improving our bottom-line performance throughout the year, we also have made investments in organic growth through a number of new product development and sales channel enhancement initiatives.  These include capitalizing on sales synergies, expanding into new geographic markets, increasing market share through the development of new product applications and technology, and enhancing our sales penetration with strategic end users and sales channel partners.  We have a number of exciting growth initiatives underway at each one of our operating units and we will highlight just two examples as part of this year end report.

At our Engraving Group, we have developed two new patented engraving processes to expand our automotive mold texturizing business.  These two new processes enable us to offer our automotive customers a complete suite of texturizing capabilities to support the tooling required to produce all of the texturized components in the interior and exterior of new and updated platforms.  Instead of going to three or more different suppliers, OEMs can now get all of their texturized tooling needs met through Standex.  Because our proprietary technologies markedly decrease the required process steps and throughput time for producing the tooling, we can offer our customers reduced lead times and tooling costs, giving Standex a significant competitive advantage.

During the fourth quarter, our Electronics business launched its new miniature reed switch line, which is being targeted for the medical device market, initially in hearing aids, and eventually for other medical-related applications where zero power on/off switching is important.  We are making important inroads in the reed switch market by providing unique product features and performance. This is an excellent example of how we are engineering new products that bring higher margins and that enable us to enter new markets.

Strategic Execution

As we enter fiscal 2010, we are beginning to see increased signs of stability in our incoming order rates and customer quotation and business activities.  We are cautiously optimistic that we have found the bottom of the effect of the recession on our sales volume.  As a result of the aggressive actions we took in 2009, we are already a much better performing company, and we look forward to seeing greater improvements as the economy begins to rebound.

As we move forward in fiscal 2010, we will continue to focus on our performance improvement initiatives which include the following components:

Refining our business portfolio and building larger, more profitable operating groups by investing in both organic growth initiatives and acquiring complementary or bolt-on acquisitions that fill in product or geographic gaps.

Driving organic growth through a number of new product and technology developments, sales channel enhancement initiatives and capitalizing on cross-selling opportunities.

Optimizing our manufacturing footprint by consolidating plants and leveraging low-cost manufacturing in Mexico and China.

Continuously improving our cost structure through gains in labor productivity, achieving procurement savings by leveraging our corporate-wide spending, and increasing efficiency through Lean initiatives.

Effectively managing the balance sheet by focusing on working capital management, limiting capital expenditures to critical strategic projects, generating strong free cash flow and reducing debt.

In closing, we would like to thank our dedicated employees for their sacrifice and support as we endeavor to make Standex a stronger company for the long term.  On behalf of everyone at Standex, we also would like to thank our shareholders for their continuing support.

Sincerely,

/s/  Roger L. Fix

Roger L. Fix

President and Chief Executive Officer

/s/  Edward J. Trainor

Edward J. Trainor

Chairman of the Board